Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

COHERUS BIOSCIENCES, INC.,

AND

INTAS PHARMACEUTICALS LTD.

DATED AS OF December 2, 2024

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2024 by and among Coherus BioSciences, Inc., a Delaware corporation (“Seller”), and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, the Purchased Assets other than the Purchased Assets set forth on Schedule XII (the “Physical Purchased Assets”), and to one or more of its designated Affiliates set forth on Schedule X (the “Designated Affiliates”), the Physical Purchased Assets, and in connection therewith Buyer will assume the Assumed Liabilities, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Confidentiality Agreement” has the meaning given to such term in Section 7.3(b).

“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group, relating to (a) a single transaction or series of related transactions, which is or are structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the Purchased Assets, in each case, other than the transactions contemplated by this Agreement, (b) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, (c) any acquisition, in a single transaction or series of related transactions, of beneficial ownership of fifty percent (50%) or more of the total voting power or of any class of equity securities of Seller, or fifty percent (50%) or more of the consolidated total assets of Seller, in each case other than the transactions contemplated by this Agreement or (d) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the outstanding equity securities of Seller.

“Adjustment Amount” an amount equal to (a) Zero Dollars ($0) if the Closing Inventory exceeds the Inventory Target, or (b) the amount by which the Closing Inventory falls short of the Inventory Target.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the affairs of another Person by reason of ownership of voting stock or by Contract or otherwise.

“Aggregate Consideration” has the meaning given to such term in Section 3.1.

“Agreement” has the meaning given to such term in the Preamble hereto.

“Allocation” has the meaning given to such term in Section 2.7.

“Alternative Acquisition Agreement” has the meaning given to such term in Section 7.3(c)(i)B.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for documents or the production of documents, or any request or demand for the production of witnesses for interviews or depositions, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Apportioned Obligations” has the meaning given to such term in Section 7.11(b).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller and Buyer at the Closing, substantially in the form of Exhibit A.

“Assumed Contracts” has the meaning given to such term in Section 2.5.

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Base Amount” means Four Hundred Eighty-Three Million Four Hundred Thousand U.S. Dollars ($483,400,000).

“Benefit Plan” means each material employee benefit plan (within the meaning of Section 3(3) of ERISA) and any other material written or oral plan, policy, program, agreement or arrangement involving direct or indirect compensation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation or other forms of incentive compensation, post-retirement compensation, fringe benefits, or other benefits, in each case, that is sponsored or maintained by Seller or any of its Subsidiaries for the benefit of any Employee or in which any Employee participates, excluding any such plan required by applicable Law or sponsored, in whole or in part, by any Governmental Authority.

“Bills of Sale” means the Bills of Sale to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit B.

“BLA” means in the United States, a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or an equivalent application in any applicable foreign jurisdiction.

“Business” means that portion of Seller’s business of Exploiting of the Product.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or Raleigh, North Carolina.

“Business Relation” means any customer, supplier, lessee, lessor, licensee, licensor or other business relation.

“Buyer” has the meaning given to such term in the Preamble hereto.

“Buyer Fundamental Representations” means the representations and warranties contain in Section 6.1, Section 6.2 and Section 6.5.

“Buyer Indemnified Parties” has the meaning given to such term in Section 10.2(a).

“Buyer Plans” has the meaning given to such term in Section 7.16(d).

“Cell Banks” means, collectively, all master cell banks, working cell banks and other cell banks related to the Product or its Manufacture.

“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency.

“CFIUS Clearance” means: (a) the Parties have received written notice from CFIUS that (i) CFIUS has determined that the transactions contemplated by this Agreement are not a “covered transaction,” as defined in the DPA, (ii) CFIUS has completed an assessment or a review and investigation, if applicable, with respect to the transactions contemplated by this Agreement and CFIUS has concluded all action under the DPA, or (iii) pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has determined that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement based on the CFIUS Declaration but has not requested the submission of a CFIUS Notice, and CFIUS has not initiated a unilateral CFIUS review of the transactions contemplated by this Agreement; or (b) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated by this Agreement and either (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the transactions contemplated by this Agreement has expired without any such action being announced or taken.

“CFIUS Declaration” means a declaration prepared jointly by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart D.

“CFIUS Denial” means that CFIUS has notified the Parties or one of their respective Affiliates that CFIUS (a) intends to recommend to the President that the transactions contemplated by this Agreement be prohibited and (b) has been unable to identify conditions that mitigate the risks to the national security of the United States that arise as a result of the transactions contemplated by this Agreement.

“CFIUS Notice” means a joint voluntary notice prepared by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

“Change of Recommendation” has the meaning given to such term in Section 7.3(c)(ii).

“Closing” has the meaning given to such term in Section 4.1.

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer prepared by Buyer in accordance with Section 3.2(b) setting forth the Inventory Count and Buyer’s determination of the Adjustment Amount, together with reasonable supporting calculations and documentation.

“Closing Cash Consideration” has the meaning given to such term in Section 3.1.

“Closing Date” has the meaning given to such term in Section 4.1.

“Closing Inventory” means the aggregate Inventory with expiration dating no earlier than January 31, 2027, in each case calculated as of immediately prior to the Closing in a manner consistent with Seller’s historical accounting policies and procedures for inventory, as described in the Seller Financial Statements, and based on the books and records of Seller and according to GAAP, as described on Schedule VI.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the to the achievement of the Net Sales Milestones, attempting to achieve such Net Sales Milestones in a reasonable, diligent, and good faith manner using efforts and resources comparable to the efforts and resources that Buyer typically uses to achieve the equivalent net sales milestones for a product of similar commercial potential and at a similar stage in its lifecycle as the Product, taking into account issues of safety and efficacy, product profile, the proprietary position, profitability as compared to other uses of resources, and the then current competitive and economic environment, but not taking into account the obligation to make Earnout Payments.

“Competing Business” means any business involved in the development, Manufacture, production, distribution, sale or Exploitation of a therapeutic product that includes pegfilgrastim in any indication or formulation, regardless of delivery.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Accord Healthcare, Inc. and Seller, dated May 16, 2024.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract” means any lease, sublease, contract, subcontract, deed, mortgage, license, sublicense, or other legally enforceable agreement, commitment, arrangement or instrument, written or oral, together with any modifications, supplements, waivers and consents thereto.

“Contracting Parties” has the meaning set forth in Section 12.6.

“Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Proceedings), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Proceedings.

“Data Protection Laws” means any applicable Laws relating to the Processing of Personal Information, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; and (c) the terms of any Contracts to which Seller is bound relating to the Processing of Personal Information.

“Deductible” has the meaning given to such term in Section 10.3(c).

“Designated Affiliates” has the meaning given to such term in the Recitals hereto.

“DGCL” has the meaning given to such term in Section 7.4(b).

“Direct Claims” has the meaning given to such term in Section 10.4.

“Documentary Materials” means all books, records, information, files, data and plans (whether written, electronic or in any other medium), and similar items of Seller exclusively related to the Purchased Assets.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the rules and regulations of CFIUS promulgated thereunder.

“Earnout Dispute Notice” has the meaning given to such term in Section 3.3(a)(iv).

“Earnout Payment” means the First Earnout Payment and the Second Earnout Payment, as applicable.

“Earnout Period” means Earnout Period 1 or Earnout Period 2, as applicable.

“Earnout Period 1” means the period beginning on the first day of the first full fiscal quarter following the Closing Date and ending on the last day of the fifth full fiscal quarter following the Closing Date.

“Earnout Period 2” means the period beginning on the first day of the first full fiscal quarter following the Closing Date and ending on the last day of the seventh full fiscal quarter following the Closing Date.

“Earnout Settlement Date” has the meaning given to such term in Section 3.3(a)(iv).

“Earnout Statement” has the meaning given to such term in Section 3.3(a)(ii).

“Employee” means each current employee as of the Closing Date (including individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) who worked primarily for the Business as of immediately prior to the date hereof and whose name, exempt or non-exempt status, immigration status, compensation, bonus information, date of hire, paid time off information, state of residence, and work location is set forth on Schedule VII.

“Employee Leave” means, with respect to Employees, an approved leave of absence due to vacation, family leave, short-term disability or other approved leave of absence.

“Employee Transfer Date” means for any Employee who is not on Employee Leave at the time of the Closing, the Closing Date and for any Employee who is on Employee Leave at the time of the Closing, the date the Employee returns to work from Employee Leave.

“Encumbrances” means, with respect to any property or asset, any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, license, claim, levy, option, right of use, first offer or first refusal or other right to purchase, easement, servitude, restrictive covenant, encroachment or similar restriction, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.

“End Date” has the meaning given to such term in Section 7.3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means, with respect to any entity, (a) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

“Errant Assets” has the meaning given to such term in Section 7.8(d).

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Certificate.

“Estimated Adjustment Certificate” means a certificate signed by an officer of Seller and reasonably acceptable to Buyer setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation.

“Excess Payment” has the meaning given to such term in Section 3.2(e)(i).

“Exchange Act” has the meaning given to such term in Section 5.6(a).

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“Exploit” means (and, with correlative meanings, the terms “Exploited,” “Exploitation” and “Exploiting” mean) to have made, Manufacture, have Manufactured, import, export, use, have used, sell, offer for sale, have sold, research, develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FDA Permits” has the meaning given to such term in Section 5.11(b).

“Final Adjustment Certificate” has the meaning given to such term in Section 3.2(d).

“Final Earnout Statement” has the meaning given to such term in Section 3.3(a)(v).

“Final Settlement Date” has the meaning given to such term in Section 3.2(c).

“First Earnout Payment” has the meaning given to such term in Section 3.3(c)(i).

“Form 10F” has the meaning given to such term in Section 3.4(b).

“Fraud” means, with respect to a Party, such Party’s intentional common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to the making of representations and warranties set forth in Article V or Article VI, as applicable. For the avoidance of doubt, “Fraud” shall not include any claim based upon any theory or doctrine of negligent or constructive misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GCP” means all Laws governing the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including, as applicable: U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as amended; and the equivalent Laws in any relevant country, each as amended g that in each case govern, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“GLP” means (a) the good laboratory practice standards enforced by the FDA and codified in 21 C.F.R. Part 58; and (b) the equivalent Laws in any relevant country, each be amended.

“GMP” means all current good manufacturing practices requirements enforced by the FDA or any comparable Governmental Authority including, as applicable: (a) the FDA’s regulations codified at 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; and (b) the equivalent applicable Laws in any relevant country, each as amended.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any supranational, national, federal, municipal, state, local or foreign governmental, administrative, taxing or regulatory authority, department, agency, commission or body (including any court or similar tribunal), in each case, of competent jurisdiction.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“HCP” means healthcare professional.

“Health Care Laws” means all Laws governing: (a) the procurement, development, research, testing, Manufacturing, processing, reprocessing, production, packaging, sale, commercialization, pharmacovigilance, distribution, recall, importation, exportation, handling, quality, Labeling, advertising, and marketing of the Product, the conduct of pre-clinical and non-clinical studies and clinical trials, and interactions with and licensure and accreditation of healthcare providers, including the following, in each case as applicable: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); and (iii) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any other Law governing or pertaining to any state or federal government funded or sponsored health care program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable Laws relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (b) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), any state Law concerning kickbacks, and any similar federal, state, and local Laws that govern the subject matter of the foregoing; (c) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b); (d) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and any similar state and local Laws that address the subject matter of the foregoing; (e) the criminal false statements law (42 U.S.C. § 1320a-7b(a)); (f) all civil and criminal laws relating to health care fraud and abuse, including, but not limited to, 18 U.S.C. §§ 286, 287, 1035, 1347, 1349; (g) all Laws governing the mandated reporting of incidents, occurrences, diseases and/or events; (h) all Laws governing the advertising or marketing of health care products and services; (i) all Laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in state and federal governmental health programs, including, but not limited to the Exclusion Laws (42 U.S.C. § 1320a-7); (j) the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar or equivalent state and local Laws; (k) state and price transparency reporting (SPTR) Laws, including, but not limited to those governing reporting (whether in advance of, simultaneous with, or after) certain product introductions, product approvals, price increases, and ongoing or period price reporting obligations and ad hoc or other price related inquiries or demands from any Governmental Authority (such as, but not limited to state departments of health or insurance, state Attorneys General, and prescription drug affordability boards and similar entities and authorities) and any similar state and local Laws that address the subject matter of the foregoing; (l) all state and local Laws applicable to registration and/or reporting related to and/or of sales and marketing representatives, agents, and others who act on behalf of a manufacturer; (m) all state and local Laws governing the creation, certification, and implementation of pharmaceutical compliance programs and policies by manufacturers; (n) GCP, GMP, or GLP and similar or equivalent Laws of all applicable jurisdictions; and (o) any other comparable Laws in other jurisdictions in which the Seller presently conducts the Business or has conducted the Business, as well as any and all amendments thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Termination Date” has the meaning given to such term in Section 11.1(b).

“Independent Accounting Firm” means PricewaterhouseCoopers LLP; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a mutually acceptable replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Indian Tax Law” has the meaning given to such term in Section 3.4(b).

“Intellectual Property” shall mean all rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, in any jurisdiction throughout the world, including all: (a) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing; (b) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing; (c) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (d) trade secrets, and all other confidential or proprietary information, ideas, technology, software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable; (e) Internet domain names and social media accounts and addresses, social media handles, keywords and all registrations for any of the foregoing; (f) other proprietary or moral rights, rights of integrity or attribution, and rights of publicity; (g) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium) and all goodwill associated therewith; and (h) remedies against infringement or misappropriation thereof and rights to the protection or enforcement of any interest therein.

“Interim Period” has the meaning given to such term in Section 7.1(a).

“Intervening Event” has the meaning given to such term in Section 7.3(c)(iii)A.

“Inventory” means, as of the Closing, (a) all inventory of finished Product owned by Seller, whether or not Labeled, (b) all pre-paid deposits related to the Product owned by Seller, (c) all Product work-in-progress owned by Seller, and (d) all other inventory to the extent primarily related to the Product or the Purchased Assets and owned by Seller, including clinical trial supply inventory, raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, product components, packaging, work-in-process, finished goods, spare parts, production equipment and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Seller, at a wholesaler, at a third-party logistics company, at a contract manufacturing organization or in transit.

“Inventory Count” has the meaning given to such term in Section 3.2(b).

“Inventory Target” means One Hundred Eighteen Million Four Hundred Thousand U.S. Dollars ($118,400,000).

“IP Assignment Agreements” means the Patent Assignment Agreement, the Trademark Assignment Agreement, and the Domain Name Assignment Agreement to be executed and delivered by Seller to Buyer at the Closing, substantially in the forms of Exhibit C, and one or more other Intellectual Property assignment(s) in such other form(s) that are mutually acceptable to the Parties.

“IP Contracts” means all Contracts pursuant to which any Intellectual Property primarily related to the Product or the Business is (a) licensed to Seller by any other Person or (b) licensed by Seller to any other Person.

“IP License” has the meaning given to such term in Section 2.8.

“IRS” means the United States Internal Revenue Service.

“IRS Certificate” has the meaning given to such term in Section 3.4(b).

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of Chrys Kokino, Emily King, Ranish Singhvi and Yogesh Hede.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge after reasonable inquiry of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Labeling” means (and, and with the correlative meanings, the terms “Label” and “Labeled” mean) as defined in Section 201(k) and (m) of the FDCA (21 U.S.C. § 321(k) and (m)) and other comparable foreign Law relating to the subject matter thereof, including the Product’s label, packaging and package inserts accompanying the Product, and any other written, printed, or graphic materials accompanying the Product, including patient instructions or patient indication guides.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.

“Liability” means any debt, obligation or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property (a) exclusively related to the Product or the Business and licensed to Seller by third parties and (b) licensed to Seller pursuant to the Assumed Contracts.

“Losses” has the meaning given to such term in Section 10.2(a).

“Manufacture,” “Manufactured” and “Manufacturing” mean all activities related to the production, manufacture, processing, filling, finishing, packaging, releasing, Labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Material Adverse Effect” means any event, change, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, (a) has had or could reasonably be expected to have, a material adverse effect on the long-term financial condition, results of operations or assets of the Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole or (b) has, or could reasonably be expected to prevent or materially impair, impede or delay (i) the consummation by Seller of the transactions contemplated hereby and (ii) Seller performing in all material respects its obligations under the Transaction Documents; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be taken into account, individually or in the aggregate, solely in determining whether any such Material Adverse Effect of the nature described in clause (a) above has occurred (A) the announcement of the signing of this Agreement (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its Affiliates as a result thereof), compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby, (B) actions or omissions taken or not taken by or on behalf of Seller or any of its Affiliates at the request of Buyer of its Affiliates, (C) actions or omissions taken or not taken by Buyer or its Affiliates in contravention of this Agreement, (D) failure of Seller or any of its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that the underlying causes of such failure shall not be excluded), (E) changes or prospective changes in Law (including rules, regulations and administrative policies of the FDA) or GAAP; (F) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (G) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (H) any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (I) events or conditions generally affecting the industry or markets in which Seller commercializes the Product, and (J) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); provided, further, that, in the case of clauses (E) through (J), such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred solely to the extent that any such events, changes, conditions, circumstances, developments or effects have a disproportionate adverse effect on the Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole, relative to similar businesses, assets and Liabilities of other Persons operating in the industry or markets in which Seller Exploits the Product. Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereby acknowledge and agree that, if the events, changes, conditions, circumstances, developments or effects set forth on Section 1.1(b) of the Seller Disclosure Schedule occur, then Seller shall have been deemed to experience a Material Adverse Effect.

“Material Contracts” has the meaning given to such term in Section 5.8(a).

“Material Customers” has the meaning given to such term in Section 5.19(a).

“Material Suppliers” has the meaning given to such term in Section 5.19(b).

“Net Sales” means the total aggregate amount invoiced during the applicable Earnout Period by Buyer, its Affiliates and its and their sublicensees for all sales of the Product to any Person, other than Buyer, its Affiliates or its and their sublicensees (including any distributor), less the sum of the following deductions, to the extent actually allowed, incurred, paid or accrued during such period in connection with the sale of the Product, as determined by Buyer in accordance with GAAP, consistently applied:

(i)            discounts (including trade, cash and quantity discounts), cash or non-cash coupons, charge-back payments or rebates granted to managed health care organizations or payors or to federal, state or local governments or their agencies, purchasers or reimbursers or to customers;

(ii)            credits or allowances, discounts or chargebacks, refunds, or retroactive price adjustments, including for products returned in connection with recalls or withdrawals, and any amounts accrued or deferred in connection with any of the foregoing;

(iii)            Taxes on sales or delivery of such Product (such as import, export, excise, sales, use, and value added Taxes), other Taxes levied on, absorbed, determined or imposed with respect to such sales, tariffs or customs duties but excluding any Taxes assessed against the income derived from such sales;

(iv)            deductions for bad debts actually written off; provided, that any amounts deducted that are subsequently collected will be included in Net Sales for the period in which such amounts were collected;

(v)            discounts or rebates or other payments required by applicable Law, including any governmental special medical assistance programs, and any penalties related to supply failures;

(vi)            distribution expenses, fee-for-service wholesaler fees, GPO administrative fees, inventory management fees paid to wholesalers, or any similar fees, to the extent consistent with the usual course of dealing of Buyer (or its Affiliates or its or their sublicensees, as applicable); or

(vii)            other specifically identifiable amounts that are substantially similar to those credits and deductions listed above.

Net Sales shall not include any amounts billed for sales by and between Buyer or its Affiliates or its or their sublicensees for resale or any amounts billed for development or other clinical trial purposes or for compassionate or other similar use. If the Product is sold in combination with any one or more other products that were not combined with such product as of the Closing Date, and if such product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of the Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which such product is included.

“Net Sales Milestones” has the meaning given to such term in Section 3.3(c)(ii).

“Non-Party Affiliates” has the meaning given to such term in Section 12.6.

“Notice of Disagreement” has the meaning given to such term in Section 3.2(c).

“Omitted Assets” has the meaning given to such term in Section 7.8(c).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Party” or “Parties” has the meaning given to such term in the Preamble hereto.

“Permit” shall mean franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means: (a)(i) liens for Taxes or other governmental charges not yet due and payable or delinquent or (ii) liens for Taxes (A) that are Excluded Liabilities, (B) that are being contested in good faith by appropriate proceedings and (C) for which appropriate reserves have been established in the Seller Financial Statements if required by GAAP to the extent arising on or prior to September 30, 2024, (b) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case, that are incurred in the ordinary course of business, are not delinquent and are not material to the Purchased Assets, (c) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Business in any material respect, (d) Encumbrances arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (e) Encumbrances arising by operation of law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods, and (f) the Encumbrances disclosed on Section 1.1(c) of the Seller Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.

“Personal Information” means any information that is capable of identifying a natural person, and constitutes “personal data,” “personal information,” “personally identifiable information” or the equivalent under Data Protection Laws.

“Preliminary Closing Cash Consideration” means the Base Amount, minus the Adjustment Amount.

“Privacy Policies” means all public-facing, written privacy, security, and data protection policies, including any public representations relating to Seller’s Processing of Personal Information.

“Proceeding” has the meaning given to such term in Section 5.4.

“Process” (and the corollary term “Processing”) means, with respect to data, the collection, use, storage, transfer, disclosure, disposal or other processing of such data.

“Product” means UDENYCA® (pegfilgrastim-cbqv) for which the FDA has approved the Seller’s BLA No. 761039, including UDENYCA ONBODY™, Seller’s on-body injector presentation of UDENYCA® (pegfilgrastim-cbqv).

“Product BLA” means BLA No. 761039 and all supplements and amendments thereto.

“Product Financial Statements” has the meaning given to such term in Section 5.6(c).

“Property Taxes” has the meaning given to such term in Section 7.11(b).

“Proxy Statement” has the meaning given to such term in Section 7.4(a).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Qualifying Offer” has the meaning given to such term in Section 7.16.

“Registered IP” means all Seller IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, domains, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.

“Required Consents” has the meaning given to such term in Section 5.3(b).

“Restricted Period” has the meaning given to such term in Section 7.14(a).

“RWI Policy” has the meaning given to such term in Section 7.15.

“Sale of Assets” means any sale of assets of Buyer or its Affiliates, however structured (whether through merger, reorganization, acquisition of equity, sale or transfer of assets or otherwise, but excluding any sale of equity of Buyer whether through merger, reorganization, acquisition of equity, sale or transfer of assets or otherwise), that results in the sale or other disposition of at least fifty percent (50%) of the Purchased Assets.

“SEC” has the meaning given to such term in the Preamble to Article V.

“Second Earnout Payment” has the meaning given to such term in Section 3.3(c)(ii).

“Second Net Sales Milestone” has the meaning given to such term in Section 3.3(c)(ii).

“Securities Act” has the meaning given to such term in Section 5.6(a).

“Seller” has the meaning given to such term in the Preamble hereto.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” has the meaning given to such term in Section 7.4(a).

“Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.

“Seller Financial Statements” has the meaning given to such term in Section 5.6(b).

“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1, Section 5.2, Section 5.12(a) and Section 5.15.

“Seller Indemnified Parties” has the meaning given to such term in Section 10.2(b).

“Seller IP” means all Intellectual Property exclusively related to the Business or the Product (including the goodwill of Seller in such Intellectual Property) owned by Seller as of the Closing, and all right, title and interest of Seller in the Licensed Intellectual Property.

“Seller Permitted Purpose” has the meaning given to such term in Section 7.10(b).

“Seller SEC Reports” has the meaning given to such term in Section 5.6(a).

“Shortfall Payment” has the meaning given to such term in Section 3.2(e)(i).

“Stockholder Approval” means the authorization of the transactions contemplated by this Agreement at the Stockholder Meeting by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Common Stock in accordance with the DGCL and the provisions of Seller’s Governing Documents as in effect on the record date for such vote.

“Stockholder Meeting” has the meaning given to such term in Section 7.4(b).

“Straddle Period” has the meaning given to such term in Section 7.11(b).

“Subrogation Waiver” has the meaning given to such term in Section 7.15.

“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least fifty percent (50%) of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or (ii) such Person possesses a fifty percent (50%) or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (a) would, if consummated, result in a transaction more favorable to Seller than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement contemplated by Section 7.3(c)), and (b) would, if accepted, be reasonably likely to be consummated in accordance with its terms, taking into account such factors as the Seller Board considers in good faith to be appropriate; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein.

“Tax” means (a) any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, tariff or duty (including any customs duty) (and any additions to tax, penalty or interest), in each case imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax); and (b) any Liability in respect of any items described in clause “(a)” of this definition payable by reason of transferee or successor Liability under applicable law, otherwise by operation of law, or Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law.

“Tax Return” means any return, declaration, report, certificate, filing, estimate, statement, information return or other document (including any attachments thereto or amendments thereof) filed or required to be filed with any Governmental Authority with respect to Taxes.

“Termination Date” has the meaning given to such term in Section 11.1(c).

“Termination Fee” has the meaning given to such term in Section 11.2(b).

“Third Party Claim Notice” has the meaning given to such term in Section 10.4(b).

“Third Party Claims” has the meaning given to such term in Section 10.4(b).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bills of Sale, the IP Assignment Agreements, the Transition Services Agreement and any other Contract to be entered into by the Parties in connection with the Closing.

“Transfer Letter” means a letter to the FDA from Seller or Buyer, as applicable, requesting transfer of the Product BLA from Seller to Buyer and requesting Buyer to become the new applicant for the Product.

“Transfer Taxes” has the meaning given to such term in Section 7.11(a).

“Transferred Employee” has the meaning given to such term in Section 7.16.

“Transition Services Agreement” means the Transition Services Agreement to be executed and delivered by Buyer and Seller and/or one or more of their respective Affiliates at the Closing, substantially in the form of Exhibit D.

“True-Up Amount” has the meaning given to such term in Section 3.3(a)(vi).

“Unassignable Asset” has the meaning given to such term in Section 4.4.

“WARN” has the meaning given to such term in Section 5.14(c).

“Willful Breach” has the meaning given to such term in Section 11.2.

Section 1.2      Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement and (b) references to $ (dollars) are to United States Dollars. When reference is made to any agreement, instrument or other document in this Agreement, such reference shall refer to such agreement, instrument or other document as originally executed or, if subsequently amended, modified, replaced or supplemented from time to time, as so amended, modified, replaced or supplemented and in effect at the relevant time of reference thereto. Unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto. Unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder. When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded. The phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof.

Article II
PURCHASE AND SALE

Section 2.1      Purchase and Sale of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer (or, with respect to the Physical Purchased Assets, one or more of the Designated Affiliates) and Buyer (or one or more of the Designated Affiliates) shall, by Buyer’s (or one or more of the Designated Affiliates’) payment of the Closing Cash Consideration and assumption of the Assumed Liabilities, purchase and acquire from Seller, all of Seller’s right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the assets, property, rights and claims of Seller set forth on Schedule I (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets.

Section 2.2      Excluded Assets. Notwithstanding any provision herein to the contrary, Buyer expressly understands and agrees that Seller shall not sell, assign, convey, transfer or deliver to Buyer any assets of Seller other than the Purchased Assets and, the Parties acknowledge that, for the avoidance of doubt, the “Purchased Assets” do not include the assets, rights or interests of Seller set forth on Schedule II (collectively, the “Excluded Assets”).

Section 2.3      Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge as and when due the Liabilities set forth on Schedule III, to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”).

Section 2.4      Excluded Liabilities. Notwithstanding any provision herein to the contrary, Buyer shall not assume or be obligated to pay, perform or otherwise discharge, and Buyer shall not be the successor to Seller with respect to, any Liabilities, in each case, other than the Assumed Liabilities and the Parties acknowledge that, for the avoidance of doubt, the “Assumed Liabilities” do not include the Liabilities of Seller set forth on Schedule IV (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”).

Section 2.5      Assumption and Assignment of Certain Contracts. Subject to Section 4.4, all rights and benefits under the Contracts and Permits listed on Schedule V (the “Assumed Contracts”) arising from and after the Closing Date shall be, assigned, conveyed, transferred and delivered to Buyer.

Section 2.6      Buyer Designation. On or before the Closing, Buyer shall designate one or more of the Designated Affiliates to receive title to the Physical Purchased Assets and may designate one or more of the Designated Affiliates to assume all or any portion of the Assumed Liabilities. Notwithstanding the foregoing, Buyer shall continue to be entitled to all of its rights and remedies, and shall not be released from any of its duties or obligations, under this Agreement as a result of or in connection with any such designation.

Section 2.7      Allocation. Buyer and Seller agree that the consideration payable under Article III shall be allocated for Tax and other relevant purposes as follows: (a) the purchase price for the Physical Purchased Assets (other than promotional materials) shall be equal to (i) the Inventory Target, if the Closing Inventory is equal to or greater than the Inventory Target, or (ii) the Closing Inventory, if the Closing Inventory is less than the Inventory Target, (b) the purchase price for the promotional materials is $100,000, and (c) the balance of the Aggregate Consideration shall be allocable to the Purchased Assets other than the Physical Purchased Assets (collectively, the “Allocation”). The Parties agree to (and shall cause their Affiliates to) file all Tax Returns consistently with the Allocation.

Section 2.8      Intellectual Property License. In consideration for Buyer’s purchase of the Seller IP hereunder, Seller hereby grants to Buyer an exclusive (even as to Seller), worldwide, perpetual, irrevocable, fully paid-up, royalty-free, sub-licensable (through multiple tiers), transferable license, under any Intellectual Property owned or licensed to Seller as of the Closing Date that is primarily related to the Product or the Business and that is not included in the Seller IP, to Exploit the Product (the “IP License”). The IP License is, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws, a license of right to “intellectual property” as defined in the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws. Buyer will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws.

Article III
CONSIDERATION

Section 3.1      Consideration. In consideration of the sale, transfer and assignment of the Purchased Assets to Buyer (or one of the Designated Affiliates), subject to the terms and conditions of this Agreement, Buyer shall (or, in respect of the portion of Preliminary Closing Cash Consideration allocable to Inventory, shall cause one or more of the Designated Affiliates to) (a) pay to Seller at the Closing, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing, an amount equal to the Preliminary Closing Cash Consideration (such Preliminary Closing Cash Consideration, as adjusted in accordance with Section 3.2, the “Closing Cash Consideration”), (b) assume the Assumed Liabilities and (c) pay the Earnout Payments to Seller, if any, pursuant to Section 3.3 (the Closing Cash Consideration, assumption of the Assumed Liabilities, and the Earnout Payments collectively being the “Aggregate Consideration”).

Section 3.2      Inventory Adjustment.

(a)            Estimated Adjustment Certificate. Seller shall deliver to Buyer no later than six (6) Business Days prior to the Closing Date a draft of the Estimated Adjustment Certificate. Seller shall consider in good faith any comments made by Buyer to the draft of the Estimated Adjustment Certificate no later than four (4) Business Days prior to the Closing Date, and Seller shall deliver the final Estimated Adjustment Certificate to Buyer no later than three (3) Business Days prior to the Closing Date.

(b)            Closing Adjustment Certificate. Within thirty (30) days after the Closing, Buyer shall (i) conduct a physical count of the Inventory (wherever located, including inventory on consignment, in transit or deposited in a warehouse) (the “Inventory Count”), which shall be observed by the auditors or other designated Representatives of each Party and conducted in a manner reasonably acceptable to each Party and (ii) prepare and deliver to Seller the Closing Adjustment Certificate based on the Inventory Count. Buyer and Seller shall provide to each other such data, information and access to personnel, books and records as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.

(c)            Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is thirty (30) days after receipt of the Closing Adjustment Certificate by Seller (unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date) (the “Final Settlement Date”). Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (B) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d)            Final Adjustment Certificate. During the first thirty (30) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 3.2(d), and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbiter and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 3.2(d) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount in dispute. For purposes of illustration only, if the amount in dispute is one hundred dollars ($100) and if the final written determination of the Independent Accounting Firm states that eighty dollars ($80) of the disputed amount is resolved in Buyer’s favor and twenty dollars ($20) of the disputed amount is resolved in Seller’s favor, Buyer would bear twenty percent (20%) of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Seller or Buyer in implementing the provisions of this Section 3.2 shall be borne by Seller or Buyer, respectively. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 3.2(b), as subsequently adjusted, if applicable, pursuant to this Section 3.2(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e)            Final Settlement and Adjustment to Closing Cash Consideration; Payment.

(i)            (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Closing Cash Consideration shall equal the Preliminary Closing Cash Consideration increased by an amount equal to the excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Closing Cash Consideration shall equal the Preliminary Closing Cash Consideration decreased by an amount equal to the excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).

(ii)            Any Shortfall Payment shall be paid by Buyer to Seller and any Excess Payment shall be paid by Seller to Buyer, in either case, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified in writing by Buyer or Seller, as applicable.

Section 3.3      Earnout Payments.

(a)            The Parties agree as follows with respect to the calculation, notification and payment of the Earnout Payments:

(i)            Within thirty (30) days after each full fiscal quarter following the Closing Date during the Earnout Period, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of Net Sales for such fiscal quarter.

(ii)            Within thirty (30) days after each Earnout Period, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of Net Sales for each fiscal quarter during such Earnout Period (the “Earnout Statement”). The Earnout Statement will (A) be derived from the books and records of Buyer and its Affiliates, (B) be prepared in accordance with the provisions of this Section 3.3, and (C) include reasonable supporting detail to evidence the calculations of Net Sales contained therein.

(iii)            During the period commencing upon receipt by Seller of an Earnout Statement and expiring at 5:00 p.m. (Pacific time) on the date that is thirty (30) days thereafter, Buyer shall provide Seller and any accountants and advisors engaged by Seller with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Buyer and its Affiliates used to prepare the Earnout Statement and shall permit Seller and its accountants to conduct a physical count of the Inventory, in each case, solely for the purposes of (A) enabling Seller and its accountants or advisors to calculate, and to review Buyer’s calculation of, Net Sales as set forth in the Earnout Statement, and (B) identifying any dispute related to Buyer’s calculation of Net Sales as set forth in the Earnout Statement.

(iv)            The Earnout Statement shall become final and binding upon the Parties on the earlier of (A) the date that is thirty (30) days after receipt of the Earnout Statement by Seller (unless Seller gives written notice of its disagreement (“Earnout Dispute Notice”) to Buyer prior to such date) and (B) the date Seller indicates in writing to Buyer its agreement with the Earnout Statement (the “Earnout Settlement Date”). Any Earnout Dispute Notice shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If an Earnout Dispute Notice is received by Buyer, then the Earnout Statement (as revised in accordance with paragraph (iii) below, if applicable) shall become final and binding on the Parties on, and the Earnout Settlement Date shall be, the earlier of (1) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Earnout Statement and (2) the date upon which the Final Earnout Statement is issued by the Independent Accounting Firm.

(v)            Final Earnout Statement. During the first thirty (30) days after the date upon which Buyer receives an Earnout Dispute Notice, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Earnout Dispute Notice. If at the end of such thirty (30)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Earnout Statement) for settlement of any amounts set forth in the Earnout Statement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 3.3(a)(v), and the Final Earnout Statement reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbiter and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 3.3(a)(v) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount in dispute. For purposes of illustration only, if the amount in dispute is one hundred dollars ($100) and if the final written determination of the Independent Accounting Firm states that eighty dollars ($80) of the disputed amount is resolved in Buyer’s favor and twenty dollars ($20) of the disputed amount is resolved in Seller’s favor, Buyer would bear twenty percent (20%) of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Seller or Buyer in implementing the provisions of this Section 3.3(a) shall be borne by Seller or Buyer, respectively. As used in this Agreement, the term “Final Earnout Statement” shall mean the Earnout Statement delivered (or deemed delivered) pursuant to Section 3.3(a)(i), as subsequently adjusted, if applicable, pursuant to this Section 3.3(a)(v) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Earnout Statement decided by the Independent Accounting Firm.

(vi)            If a Net Sales Milestone was determined not to have been achieved following an Earnout Period, during the 270-day period following such Earnout Period, in the event Buyer determines that the actual amount of any of the components of Net Sales set forth in clauses (i) through (vii) of the definition thereof that were estimates as of the date of delivery of the applicable Earnout Statement (a “True-Up Amount”) differs such that a Net Sales Milestone would have been deemed satisfied if such True-Up Amount was included in the calculation of Net Sales contained in the applicable Earnout Statement in lieu of such estimated amount, Buyer shall promptly, but no later than three (3) Business Days following such determination, notify Seller in writing with the date of such notification constituting the Earnout Settlement Date and shall pay such Earnout Payment in accordance with the terms of Section 3.3(c)(i) or Section 3.3(c)(ii), as applicable. Alternatively, if during the 270-day period following such Earnout Period in which an Earnout Payment was made to Seller, in the event Buyer determines that the actual amount of any True-up Amount differs such that a Net Sales Milestone would not have been deemed satisfied if such True-Up Amount was included in the calculation of Net Sales contained in the applicable Earnout Statement in lieu of such estimated amount, Buyer shall promptly, but no later than three (3) Business Days following such determination, notify Seller in writing with the date of such notification constituting the Earnout Settlement Date and Seller shall remit such Earnout Payment to Buyer no later than thirty (30) days after the applicable Earnout Settlement Date by wire transfer of immediately available funds to an account or accounts specified in writing by Buyer.

(b)            Audit Rights. Following the Closing until the date that is one year following the Earnout Period, each Party may, or may engage the Independent Accounting Firm to, review the books and records of Buyer and its Affiliates pertaining to Net Sales for the purposes of confirming whether a Net Sales Milestone was or was not achieved.

(i)            In the event that Seller elects to audit the books and records of Buyer and its Affiliates pursuant to this Section 3.3(b), then no later than thirty (30) days following Seller’s request of an audit pursuant to this Section 3.3(b), Buyer shall afford Seller or the Independent Accounting Firm, as the case may be, reasonable access to and an opportunity to examine such books and records of Buyer and its Affiliates as it reasonably requests, during regular business hours, in a manner designed to avoid disruption to Buyer’s business and subject to execution and delivery to Buyer of a confidentiality agreement reasonably acceptable to Buyer for the sole purpose of determining compliance with the earnout provisions of this Agreement. In the event that Buyer elects to audit the books and records of Buyer and its Affiliates pursuant to this Section 3.3(b), then Buyer shall deliver a notice of its decision to perform such audit to Seller and Buyer shall direct the Independent Accounting Firm to commence such examination no later than thirty (30) days after Buyer provides such notice to Seller.

(ii)            The calculation of Net Sales in any audit conducted pursuant to this Section 3.3(b) shall account for the true-up of the components of Net Sales set forth in clauses (i) through (vii) of the definition thereof and any amounts attributable thereto that were actually received by Buyer as of the date of such audit shall be attributed to the applicable Earnout Period to which they relate.

(iii)            Each of Seller and Buyer will be entitled to receive a written report of the Independent Accounting Firm (if any) with respect to its findings directly from the Independent Accounting Firm.

(iv)            The Party who engaged the Independent Accounting Firm will bear the full cost of any such Independent Accounting Firm’s audit, unless such audit discloses (A) a Net Sales Milestone was achieved but not reported by Buyer, in which case, Buyer shall bear the cost of the Independent Accounting Firm for such audit, or (B) a Net Sales Milestone was not achieved but was reported and paid by Buyer, in which case, Seller shall bear the cost of such Independent Accounting Firm for such audit.

(v)            Each Party’s exercise of its audit rights under this Section 3.3(b) may not (A) be conducted more than once in any twelve (12) month period, or (B) be repeated for any fiscal quarter.

(c)            The Parties agree as follows with respect to the Earnout Payments:

(i)            If the Net Sales for four (4) consecutive fiscal quarters within Earnout Period 1 are equal to or greater than Three Hundred Million U.S. Dollars ($300,000,000) (the “First Net Sales Milestone”), Seller shall be entitled to a one-time earnout payment equal to Thirty-Seven Million Five Hundred Thousand U.S. Dollars ($37,500,000) payable by Buyer to Seller no later than thirty (30) days after (A) the applicable Earnout Settlement Date or (B) completion of an audit in accordance with Section 3.3(b) indicating that the First Net Sales Milestone previously occurred by wire transfer of immediately available funds to an account or accounts specified in writing by Seller (the “First Earnout Payment”).

(ii)            If the Net Sales for four (4) consecutive fiscal quarters within Earnout Period 2 are equal to or greater than Three Hundred Fifty Million U.S. Dollars ($350,000,000) (the “Second Net Sales Milestone” and, together with the First Net Sales Milestone, the “Net Sales Milestones” and each, a “Net Sales Milestone”), Seller shall be entitled to a one-time earnout payment equal to Thirty-Seven Million Five Hundred Thousand U.S. Dollars ($37,500,000) payable by Buyer to Seller no later than thirty (30) days after (A) the applicable Earnout Settlement Date or (B) completion of an audit in accordance with Section 3.3(b) indicating that the Second Net Sales Milestone previously occurred by wire transfer of immediately available funds to an account or accounts specified in writing by Seller (the “Second Earnout Payment”).

(iii)            Subject to the terms of this Agreement, subsequent to the Closing, Buyer (or its Affiliates) shall have sole discretion with respect to all matters relating to the operation of the Business and the Exploitation of the Product; provided, however, that Buyer shall (A) not take any actions in bad faith for the sole intended purpose of avoiding the Earnout Payments and (B) use Commercially Reasonable Efforts to achieve each of the Net Sales Milestones.

(iv)            Following the Closing and until the earlier of (A) the date that all Earnout Payments have been made and (B) eighteen (18) months following the Earnout Period, Buyer and its Affiliates may not directly or indirectly consummate a Sale of Assets unless (1) the acquirer in such Sale of Assets explicitly and in writing assumes and succeeds to the obligations of Buyer set forth in this Section 3.3 or such obligations are transferred to such acquirer by operation of law, and (2) (y) Buyer remains secondarily liable for any remaining Earnout Payments until eighteen (18) months following the Earnout Period or (z) the acquiror in a such Sale of Assets has the same financial capability to pay such Earnout Payments as Buyer, as determined by Seller in its reasonable discretion.

(v)            The Earnout Payments are personal to Seller and are and shall remain non-transferable for any reason other than by operation of Law, will or the Laws of descent and distribution. Any attempted assignment, pledge, hypothecation, transfer or other disposition of an Earnout Payment (or any portion thereof) by Seller without the express prior written consent of Buyer shall be null and void. The Earnout Payments shall represent only a right to receive cash payments from Buyer, subject to the terms set forth herein. The Earnout Payments shall not be deemed an interest in any security, shall not possess any attributes of common stock or other equity securities and shall not entitle the holder thereof to any rights of any kind other than as specifically set forth herein, including any rights as an equityholder or owner in Buyer or any Affiliate of Buyer or any rights to continued employment with Buyer or any Affiliate thereof. The Earnout Payments shall not be represented by any form of certificate or any other instrument.

(vi)            Seller acknowledges and agrees that (A) there is no assurance that Seller will receive any Earnout Payments, (B) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship, and (C) none of Buyer or any of its Affiliates owe Seller a fiduciary or other duty, express or implied, in respect of the Earnout Payments, other than the contractual obligations expressly set forth herein.

(vii)            Records. Following the Closing and until earlier of (A) the date that all Earnout Payments have been made and (B) 18 months following the Earnout Period, Buyer shall keep, and shall cause its Affiliates to keep, adequate books and records of accounting as reasonably necessary for the calculation of Net Sales.

(viii)            Late Payments. Buyer shall pay interest on any Earnout Payment that is not paid on or before the date such Earnout Payment(s) are due under this Agreement at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period, calculated on the total number of days payment is delinquent. In the event that an Earnout Payment is paid following the procedures set forth in Section 3.3(b), the date such Earnout Payment was due for purposes of this Section 3.3(c)(viii) shall be deemed to be thirty (30) days following the date that the Earnout Statement that was the subject of the dispute was due.

(ix)            Tax Treatment. The Parties hereby acknowledge and agree that, for U.S. federal income Tax purposes, any Earnout Payments payable pursuant to this Agreement constitute additional purchase price (except to the extent required to be treated as imputed interest) and, unless Seller elects otherwise, are intended to be eligible for installment method reporting. No Party shall file any Tax Returns inconsistent with the tax treatment set forth in the preceding sentence.

Section 3.4      Withholding.

(a)            So long as Seller complies with its obligations under Section 3.4(b) and provides Buyer with an IRS Form W-9 pursuant to Section 4.2(c), no withholding of Taxes shall be made from the payment of the Aggregate Consideration or any other consideration payable to Seller and its Affiliates hereunder, other than any such withholding required by a change in U.S. Tax Law or the Indian Tax Law occurring after the date of this Agreement. If Seller does not comply with its obligations under Section 3.4(b) or fails to provide Buyer with an IRS Form W-9 pursuant to Section 4.2(c), or if such withholding is required by a change in U.S. Tax Law or the Indian Tax Law occurring after the date of this Agreement, Buyer and its Affiliates shall be entitled to deduct and withhold from the payment of the Aggregate Consideration or any other consideration payable to Seller and its Affiliates hereunder such Taxes as are required to be deducted or withheld with respect to the payment of such amounts under any applicable Law and to the extent that any such Taxes are so deducted or withheld and paid over to the appropriate Governmental Authority, the deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was required. Buyer and Seller shall cooperate in good faith to reduce or eliminate any proposed withholding to the greatest extent permitted by applicable Law, including in the event Seller is not able to obtain, or has not obtained, the IRS Certificate or the Form 10F.

(b)            Prior to the Closing and the date on which any Earnout Payments or reimbursement for any fees are made by Buyer, Seller shall provide to Buyer (i) a Form 6166 certificate of U.S. tax residency issued by the IRS (or successor document as may be necessary to obtain the Form 10F) for the relevant Tax year (the “IRS Certificate”) and a declaration on Form 10F in the format and procedure prescribed under the Indian Income Tax Act, 1961 (the “Indian Tax Law”) for the relevant Tax year (the “Form 10F”), (ii) a declaration of “No Permanent Establishment” of Seller in India (on the form included as Exhibit E) dated during the relevant Tax year and (iii) solely to the extent required by a change in the Indian Tax Law after the date of this Agreement, such other documents as may be required under the Indian Tax Law to eliminate or reduce applicable withholding. Seller shall use commercially reasonable efforts to obtain the IRS Certificate and the Form 10F. Buyer shall, if requested by Seller, use commercially reasonable efforts to assist Seller in obtaining the Form 10F.

(c)            To the extent requested by Seller or otherwise applicable, Buyer shall issue a quarterly withholding Tax certificate, in a format prescribed by the relevant Governmental Authority of India, certifying the Tax deducted or withheld and deposited with the relevant Governmental Authority of India.

Article IV
THE CLOSING

Section 4.1      Time and Place of the Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities and the transactions contemplated by this Agreement (the “Closing”) will take place remotely, via the exchange of documents and signatures, on the second Business Day after the day on which the conditions precedent set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as Seller and Buyer may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The effective time of the Closing is 12:01 a.m., Pacific Time, on the Closing Date.

Section 4.2      Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered the following to Buyer (or, in respect of the Physical Purchased Assets, to one or more of the Designated Affiliates):

(a)            the Purchased Assets;

(b)            the Assignment and Assumption Agreement, the Bills of Sale, the IP Assignment Agreements and the Transition Services Agreement, duly executed by Seller and/or one or more of its Affiliates;

(c)            a properly completed and duly executed IRS Form W-9 from Seller;

(d)            copies of the Consents set forth on Section 4.2(d) of the Seller Disclosure Schedule; and

(e)            evidence, reasonably acceptable to Buyer, that all Encumbrances on the Purchased Assets (other than Permitted Encumbrances), as set forth on Section 4.2(e) of the Seller Disclosure Schedule, will be released contemporaneously or immediately following the Closing, including either (A) a completed UCC-3 Termination Statement and any filings required by the United States Patent and Trademark Office, each in a proper form for filing, with respect to each such Encumbrance, or (B) a payoff letter from any secured party thereunder, in form and substance reasonably acceptable to Buyer, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Encumbrance shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Buyer a duly executed UCC-3 Termination Statement and any United States Patent and Trademark Office filings, in a proper form for filing, with respect to such Encumbrance.

Section 4.3      Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

(a)            the Closing Cash Consideration in accordance with Section 3.1;

(b)            the Assignment and Assumption Agreement, the IP Assignment Agreements and the Transition Services Agreement, duly executed by Buyer and/or one or more of its Affiliates; and

(c)            such other instruments of assumption duly executed by Buyer as shall be reasonably necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement.

Section 4.4      Third Party Consents. Seller shall exercise reasonable best efforts to obtain the Required Consents between the date hereof and the Closing Date. To the extent that Seller’s rights under any Assumed Contract or any other Purchased Asset may not be assigned to Buyer without the Consent of another Person which has not been obtained prior to or at the Closing (collectively, the “Unassignable Assets”), this Agreement shall not constitute an agreement to assign the same (until such Consent reasonably acceptable to Buyer shall have been obtained) if an attempted assignment would constitute a breach thereof or be unlawful, and, subject to the satisfaction (or to the extent permitted by Law, waiver by the Party entitled to the benefit thereof) of the conditions set forth in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Closing Cash Consideration in connection therewith. Following the Closing, Seller shall use its commercially reasonable efforts to obtain any such required Consent(s) as promptly as possible; provided, that such efforts shall not require Seller or its Affiliates to expend any sum of money (other than a de minimis sum of money) to obtain each of them, incur any liability (other than a de minimis liability), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party; provided, further, that in no event will the failure to obtain such Consent prevent the consummation of the transactions contemplated hereby or constitute a breach of this Agreement (other than to the extent such failure constitutes a breach of the obligations set forth in this Section 4.4 or the representations and warranties contained in Section 5.3). Until such Consent that is necessary for the effective assignment to Buyer of any Unassignable Asset is obtained, provided and to the extent that Seller can do so without breaching the terms of such Unassignable Asset, Seller shall use commercially reasonable efforts to provide Buyer, in all material respects, with, and Seller shall hold in trust for the exclusive benefit of Buyer, all the economic (taking into account all burdens to Seller), operational and other benefits of such Unassignable Asset, to the extent permitted, as if such Consent had been obtained. Without limitation of and subject to the foregoing, at Buyer’s request, Seller shall use commercially reasonable efforts to: (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by Buyer under which Buyer would obtain the economic, operational and other benefits thereunder and would assume any related economic burden thereunder, (ii) enforce for the benefit Buyer and as directed by Buyer such Seller’s rights under such Unassignable Asset as if such Unassignable Asset had been sold, conveyed, assigned and delivered to Buyer, including in the name of Seller party to such Unassignable Asset or otherwise as Buyer shall specify, including the right to terminate in accordance with the terms thereof, and (iii) permit Buyer to enforce any rights arising with respect thereto; provided, however, that, (1) Buyer hereby agrees to promptly reimburse Seller for all related Taxes and expenses incurred by Seller in complying with Buyer’s requests described above, and (2) if Seller provides Buyer, in all material respects, with, and Seller holds in trust for the exclusive benefit of Buyer, all the economic, operational and other benefits of such Unassignable Asset in accordance with this Section 4.4, Buyer shall assume the related economic burden and, from and after the Closing, Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully as and when required the Liabilities of Seller with respect to such Unassignable Asset. Seller, being party to such Unassignable Asset, will promptly pay to Buyer all income, proceeds and other monies received by Seller from third parties to the extent related to Buyer’s intended rights under such Unassignable Asset, as contemplated by this Section 4.4. Once any Consent referenced in this Section 4.4 is obtained or notice is properly made, Seller shall assign the applicable Unassignable Asset to Buyer for no additional consideration and, for the avoidance of doubt, such Unassignable Asset shall thereafter be treated as a Purchased Asset for all purposes hereunder.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to (a) any information contained, or incorporated by reference, in any current, annual or quarterly report publicly filed with the United States Securities and Exchange Commission (the “SEC”) by Seller since January 1, 2022 and prior to the date hereof, other than information contained in any risk factor or forward looking statement sections thereof (it being understood that any matter disclosed in any such SEC report will be deemed to be disclosed with respect to a representation or warranty in this Article V only to the extent that it specifically references the Product and is reasonably apparent from such disclosure in such SEC report on its face that it is applicable to such representation or warranty), and (b) such exceptions as are disclosed in the corresponding section of the disclosure schedule or any other section or subsection of disclosure schedule (regardless of whether or not a specific cross-reference is made thereto) to the extent its relevance to such other section or subsection is reasonably apparent on the face of such disclosure (the “Seller Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, Seller hereby represents and warrants to Buyer as follows:

Section 5.1      Organization, Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not be material to the Purchased Assets or the Business.

Section 5.2      Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and, subject to the receipt of the Stockholder Approval, no other corporate or similar proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Seller is party will have been duly and validly executed and delivered by Seller, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of Buyer to the extent that it is a party thereto, and, subject to the execution and delivery of such other Transaction Documents in accordance with the terms hereof, this Agreement and the other Transaction Documents constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.3      No Violation; Consents.

(a)            Except as described in Section 5.3(a) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time, or both) (i) assuming the Stockholder Approval is obtained, conflict with or result in any breach of any provision of the Governing Documents of Seller or (ii) subject to the matters referred to in Section 5.3(b), conflict with or violate any Law applicable to Seller or its respective properties or assets or (iii) require any Consent under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of Seller pursuant to, any Assumed Contract.

(b)            No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby, except for (i) under the HSR Act, (ii) the Consents set forth in Section 5.3(b) of the Seller Disclosure Schedule (the “Required Consents”), and (iii) compliance with any applicable requirements of applicable securities Laws.

Section 5.4      Legal Proceedings and Orders. Except as described in Section 5.4 of the Seller Disclosure Schedule, there is no action, suit, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) or Governmental Order and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding (a) that relates to the Purchased Assets or the Business or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.5      Compliance with Law.

(a)            Seller is and, during the past six (6) years, has been, with respect to the operation of the Business and the ownership and use of the Purchased Assets, in compliance in all material respects with all applicable Laws (including Health Care Laws), except as set forth in Section 5.5 of the Seller Disclosure Schedule. The Cell Banks are and, during the past six (6) years, have been maintained and stored in compliance in all material respects with (i) applicable Laws and (ii) the Master Project Agreement by and between Seller and Fisher BioServices, Inc., dated September 11, 2012, and the Commercial Manufacturing Agreement by and between Seller and KBI Biopharma, Inc., dated November 14, 2018, as applicable. During the past six (6) years, Seller has not, and to the Knowledge of Seller no other Person has, received any written subpoenas, demands, audits, written notices of adverse filing, warning letters, or other notices from any Governmental Authority inquiring into, or otherwise relating to, any actual or potential violation of any Laws applicable to the Business, the Purchased Assets or the Assumed Liabilities. Seller is not under investigation by any Governmental Authority for a violation of any Laws applicable to the Business, the Purchased Assets or the Assumed Liabilities, and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to form the basis for any such violation.

(b)            Section 5.5(b) of the Seller Disclosure Schedule sets forth all material Permits held by Seller that are necessary or required to enable Seller to conduct the Business or own and operate the Purchased Assets. Seller holds each such material Permit, and each such material Permit is valid and in full force and effect. Seller is in compliance in all material respects with the terms and requirements of such material Permits.

Section 5.6      Seller SEC Reports; Financial Statements.

(a)            Seller has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2022 (collectively, the “Seller SEC Reports”). Each Seller SEC Report (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements of Seller contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC (collectively, the “Seller Financial Statements”) was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated statements of operations, stockholder’s equity and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

(c)            Set forth on Section 5.6(c) of the Seller Disclosure Schedule are the unaudited statement of profits and losses of Seller with respect to the Product for the periods ended June 30, 2024 and December 31, 2023 and 2022, the related statement of cash flows for the periods ended December 31, 2023 and June 30, 2024 and the balance sheets of Seller with respect to the Product as of September 30, 2023 and June 30, 2024 (the “Product Financial Statements”). Each of the Product Financial Statements was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of Seller with respect to the Product as of the respective dates thereof and the consolidated statement of cash flows of Seller with respect to the Product for the respective periods indicated therein, subject to normal period-end adjustments. Without limiting the foregoing, Buyer and Seller acknowledge and agree that the figures presented in the Product Financial Statements may differ from those presented in financial statements filed by Seller with the SEC, including the financial statements to be contained in the Proxy Statement.

(d)            Seller does not have any Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Seller (or in the notes thereto), except for Liabilities (i) that were incurred after September 30, 2024 in the ordinary course of business consistent with past practice and are not, individually or in the aggregate, material to the Business or the Purchased Assets, (ii) that were incurred under this Agreement, (iii) that are Excluded Liabilities, or (iv) that were disclosed or reserved against in the Seller Financial Statements (including the notes thereto).

Section 5.7      Absence of Changes. Other than as described on Section 5.7 of the Seller Disclosure Schedule, since January 1, 2024 (a) Seller has conducted its business and operated its properties and assets in the ordinary course of business consistent with past practice, and (b) Seller has not (i) experienced a Material Adverse Effect, (ii) suffered any theft or material damage, destruction or casualty loss to any Purchased Asset or any material portion of any Purchased Asset (whether or not covered by insurance), or any substantial destruction of its books and records, (iii) sold or transferred any portion of its assets or properties that would be material to the Business as a whole, except for sales of Inventory and transfers of cash in payment of trade payables, all in the ordinary course of business consistent with past practice, (iv) taken or agreed to take any action that, if taken without the consent of Buyer during the period from the date hereof until the Closing Date or earlier termination of this Agreement, would be prohibited by Section 7.1, or (v) entered into any Contract to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

Section 5.8      Contracts.

(a)            Section 5.8 of the Seller Disclosure Schedule sets forth a true and complete list, organized by the applicable subcategory set forth below, of each of the following Contracts that are primarily related to the Product (such Contracts, the “Material Contracts”):

(i)            (A) any Contract relating to the acquisition or disposition by Seller of any operating business or assets or (B) any Contract under which Seller has any indemnification or other obligations, other than any such Contracts entered into in the ordinary course of business consistent with past practice (with such ordinary course Contracts including clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);

(ii)            (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by Seller and applicable to the Purchased Assets or (B) any Contract evidencing debt of Seller or providing for the creation of or granting any Encumbrance upon any of the Purchased Assets;

(iii)            any Contract (A) creating or purporting to create any partnership or joint venture or any sharing of profits or losses by Seller with any third party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to Seller;

(iv)            any Contract under which any Governmental Authority has any material rights or that requires Consent from or notice to a Governmental Authority;

(v)            any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting Seller in any geographic area or other jurisdiction; (B) in which Seller has granted “exclusivity” or that requires Seller to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which Seller operates;

(vi)            any Contract involving a license, grant of rights to use any Intellectual Property, or royalty, milestone, or other similar arrangement;

(vii)            any lease, sublease, rental or occupancy agreement, license, installment, conditional sale agreement or agreement under which Seller is lessee or lessor of, or owns, uses or operates any leasehold or other interest in, any real or personal property;

(viii)            any Contract that, if terminated, or if it expired without being renewed, would have a Material Adverse Effect;

(ix)            any Contract with a Material Customer or Material Supplier;

(x)            any Contract for purchase or sale of goods or services, materials, supplies or equipment that involved the payment of more than $1,500,000 in 2023 or which Seller reasonably anticipates will involve the payment of more than $1,500,000 in 2024 under such Contract;

(xi)            any Contract relating to the marketing, sale, licensing or distribution of the Product;

(xii)            any Manufacturing or supply agreements (and associated quality agreements), sponsored research agreements, collaboration agreements, pharmacovigilance agreements or any agreements with an academic institution, research center or contract research organization (excluding non-disclosure agreements with any such contract research organization);

(xiii)            any Contract containing an option in favor of a party other than Seller or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than Seller or that limits or purports to limit the ability of Seller to own, operate, sell, transfer, pledge or otherwise dispose of any of the Purchased Assets;

(xiv)            any power of attorney with respect to the Business or any Purchased Asset; and

(xv)            any other Contracts that are material to the Purchased Assets or the operation of the Business (other than those described in any of clauses (i) through (xiii) above).

(b)            Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, Seller has delivered or made available to Buyer a correct and complete copy of each of the Assumed Contracts and Material Contracts and all amendments, side letters and exhibits and schedules relating to such Assumed Contracts and Material Contracts.

(c)            Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, none of the Assumed Contracts or Material Contracts is under negotiation as of the date hereof. Except as would not be material to Seller, no liquidated damages, penalties or similar remedies are currently imposed or, to the Knowledge of Seller, threatened against Seller under any of the Assumed Contracts or Material Contracts.

(d)            Except as set forth in Section 5.8(d) of the Seller Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party, is in breach or default under any of the Assumed Contracts or Material Contracts. No event exists which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default in the performance by Seller or, to the Knowledge of Seller, by any other party under any of the Assumed Contracts or Material Contracts or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not given to or received from any other party to an Assumed Contract or Material Contract written notice of any such alleged default. Seller has not given any notice to other party to any Assumed Contract or Material Contract that it intends to terminate such Assumed Contract or Material Contract, and Seller has not received any notice from any other party stating that such party intends to terminate any Assumed Contract or Material Contract or intends to submit to Seller any claim of breach with respect to the performance of Seller’s obligations under any such Contract.

(e)            Except as set forth in Section 5.8(e) of Sellers Disclosure Schedule, to the Knowledge of Seller, each of the Assumed Contracts will continue to be legal, valid, binding and enforceable and fully effective with respect to Buyer immediately following the Closing in accordance with its terms as in effect prior to the execution of this Agreement.

Section 5.9      Intellectual Property.

(a)            Section 5.9(a) of the Seller Disclosure Schedule identifies as of the date hereof, (i) each item of Registered IP, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b)            (i) Seller owns or possesses valid rights to use all Seller IP necessary to conduct the Business as it is currently conducted as of the date of this Agreement; and (ii) to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Seller IP.

(c)            As of the date hereof, the operation of the Business as currently conducted as of the date of this Agreement (including the Development, Manufacture or Commercialization of the Product) does not infringe the Intellectual Property of any other Person.

(d)            There are no actions against Seller that are pending or, to the Knowledge of Seller, threatened, (i) claiming that the operation of the Business as currently conducted as of the date of this Agreement (including the Development, Manufacture or Commercialization of the Product) infringes, misappropriates, or violates any Person’s Intellectual Property or (ii) with respect to the ownership, validity, enforceability or use of any of the Seller IP (including any opposition, cancellation, interference, reissue, reexamination or other similar proceeding). Except as described in Section 5.9(d) of the Seller Disclosure Schedule, no such actions have been asserted in the six (6) years immediately preceding the Closing Date. Except as described in Section 5.9(d) of the Seller Disclosure Schedule, no Seller IP is subject to any outstanding settlement, decree, order, injunction, judgment or ruling, or any Contract, restricting or otherwise limiting the use, ownership, validity, enforceability, disposition or exploitation thereof.

(e)            All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Intellectual Property related to the Product or the Business (i) did so within the scope of his or her employment such that such Intellectual Property became the exclusive property of Seller or (ii) pursuant to a valid and enforceable written agreement, assigned all of his or her rights in such Intellectual Property to Seller and waived all non-assignable rights therein, including all author or moral rights. No current or former directors, officers, employees, contractors or consultants of Seller have made or, to the Knowledge of Seller, threatened to make any claim or challenge in writing against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any such Intellectual Property.

(f)            Section 5.9(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Closing Date of the IP Contracts, other than (i) software licenses for commercially available off the shelf software, (ii) employee proprietary inventions agreements (or similar employee agreements), or (iii) non-exclusive licenses entered into in the ordinary course of business in connection with the Exploitation of the Product. All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with the IP Contracts have been satisfied in a timely manner.

(g)            Seller has made all filings with Governmental Authorities or obtained all grants and registrations that are necessary to preserve and protect all Registered IP (including, as applicable, with respect to the payment of filing, examination and maintenance fees, proofs of working or use, disclosure requirements, timely post-registration filing of affidavits of use and incontestability and renewal applications), and no renewal, maintenance or other fees are due, during the ninety (90) day period following the Closing Date. The Registered IP is subsisting, and in full force and effect; and, to the Knowledge of Seller, is valid and enforceable; provided, that the foregoing will not constitute a representation or warranty regarding non-infringement, non-misappropriation or non-violation of any Registered IP.

(h)            Seller has used reasonable efforts and taken all reasonable steps to maintain in confidence its trade secrets and other material confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice, and owned by Seller and included in the Seller IP, including requiring all employees or other persons to whom such trade secrets and other material confidential information is disclosed to execute valid and enforceable written agreements requiring the confidential treatment and non-disclosure of such trade secrets and other confidential information.

(i)            The execution and delivery of this Agreement and the other Transaction Documents by Seller do not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller with the provisions of this Agreement and any other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any material Seller IP owned or controlled by Seller. The Seller IP shall be solely and exclusively owned or available for use by Buyer immediately after the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), including any royalty payment or other obligations or contractual limitations (other than pursuant to the terms of any Assumed Contract).

(j)            No funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or research center has been used in connection with the conception, invention, reduction to practice, development or other creation of any Intellectual Property relating to the Product or otherwise included in the Seller IP, except for any such funding or use of Intellectual Property, facilities, personnel or other resources that has not resulted and would not result in such Governmental Authority or university or other academic institution or research center obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to any Intellectual Property relating to the Product or otherwise included in the Seller IP (including any claim or option to any of the foregoing).

Section 5.10      Data Privacy and Security. During the past five (5) years and solely to the extent related to the Business, Seller: (a) is and has been in compliance in all material respects with applicable Data Protection Requirements, (b) maintains, and to the extent required under the Data Protection Laws requires all processors and other third-parties that process Personal Information on behalf of Seller to maintain, commercially reasonable technical, physical, and administrative safeguards designed to ensure that all Personal Information Processed by or for Seller is protected against unauthorized access, use, modification or disclosure, and, to the Knowledge of Seller, there have been no incidents regarding the same under any applicable Data Protection Law; and (c) has not received communication from any Person alleging that Seller is not in compliance with any Data Protection Requirements.

Section 5.11      Regulatory Matters.

(a)            (i) Seller is operating, and during the past five (5) years has operated, the Business with respect to the Purchased Assets, in compliance in all material respects with all applicable Health Care Laws, (ii) during the past five (5) years, Seller has not received any written notification of any pending or, to the Knowledge of Seller, threatened, Proceeding from any Governmental Authority, including the FDA, alleging non-compliance by Seller under any applicable Health Care Laws with respect to the Purchased Assets, and (iii) during the past five (5) years, neither Seller, its offers or directors, nor to the Knowledge of Seller, any of its employees or HCPs that has participated in the Exploitation of the Purchased Assets, has been excluded, suspended or debarred from participation in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or human clinical research or, to the Knowledge of Seller, is subject to a Proceeding that could reasonably be expected to result in such debarment, suspension, or exclusion.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business, Seller holds such Permits issued by the FDA required for the conduct of the Business as currently conducted (collectively, the “FDA Permits”), and all other state, regional or national Permits required for the conduct of the Business as currently conducted. All such Permits and FDA Permits are in full force and effect and no such Permits or FDA Permits will be terminated or become terminable, or be impaired, varied or suspended, to the detriment of the Business in whole or in part, as a result of the transactions contemplated hereby.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by Seller in connection with the Business or the Purchased Assets have been so filed, maintained or furnished and (ii) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)            The clinical and pre-clinical studies conducted or sponsored by or on behalf of Seller with respect to the Purchased Assets have been and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws and FDA Permits.

(e)            Except as set forth in Section 5.11(e) of the Seller Disclosure Schedule, the Product is being, and has been, during the past five (5) years, investigated, researched, procured, developed, Manufactured, produced, packaged, Labeled, marketed, promoted, tested, distributed, imported, exported, handled, commercialized, sold and stored in compliance with all applicable Health Care Laws. Without limiting the generality of the foregoing, the Seller and, to the Knowledge of Seller, the Seller’s contract research organizations, contract manufacturing organizations of the Product, are, and have been during the past five (5) years, acting or operating in compliance with all Health Care Laws and hold such Permits applicable to such organizations’ respective activities with respect to the Product.

(f)            During the past five (5) years, there have been no recalls, field notifications, product defect notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, clinical trial safety reports, serious adverse event reports or other comparable notices of action relating to a quality, safety or efficacy concern or alleged lack of regulatory compliance of the Product that have materially impacted the quality, safety, or efficacy profile of the Product, to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a material change in the Labeling of or the, variation, termination, or suspension of the development, testing of the Product.

(g)            Except as set forth in Section 5.11(g) of the Seller Disclosure Schedule, during the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of their respective contract research organizations, contract manufacturing organization, or service vendors, has received written notice (i) of any FDA Form-483, or alleged material noncompliance or major or critical findings pertaining to the Seller’s or such organizations’ or vendors’ activities with respect to the Product, in any case as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of a Governmental Authority in connection with, related to, or affecting the Product or (ii) of any alleged material falsification or fraudulent activity regarding any documentation generated or submitted to any Person in connection with, related to, or affecting the Product.

(h)            During the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of its contract research organizations, contract manufacturing organization, or service vendors have received serious and unexpected adverse event reports, investigator notices in writing, or other notice alleging a lack of quality, safety, efficacy, or regulatory compliance of the Product (collectively, “Safety Notices”), in each case, that have materially impacted the quality, safety or efficacy profile of the Product. During the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of its contract research organizations, contract manufacturing organization, or service vendors have received material product complaints with respect to the Product that remain unresolved, and, to the Knowledge of Seller, neither the Seller nor any of its contract research organizations, contract manufacturing organization, or service vendors have received notice of facts that either individually or collectively would reasonably be expected to result in a material Safety Notice with respect to the Product.

(i)            As of the Closing Date, except as disclosed in Section 5.11(i) of the Seller Disclosure Schedule, to the Knowledge of Seller, the Product is not the subject of any written material adverse reimbursement or coverage decision or determination from any third-party payor.

Section 5.12      Purchased Assets.

(a)            Seller has good and valid title to, or has good and valid leasehold interests in, all tangible personal property that is included in the Purchased Assets (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, except as set forth in Section 5.12(a) of the Seller Disclosure Schedule. Seller has the power to sell, assign, transfer and deliver to Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, there are no adverse claims of ownership to the Purchased Assets. Seller has not received any written notice, or to the Knowledge of Seller, oral notice, that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets.

(b)            The Purchased Assets, together with the rights and services made available under the Transition Services Agreement and the IP License, constitute all of the assets, rights or properties (tangible or intangible) owned or controlled by, or in the possession of, Seller or its Affiliates that are necessary for the Exploitation of the Product, other than those assets set forth on Section 5.12(b) of the Seller Disclosure Schedule. Immediately after the Closing, except for the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement, the IP License and the assets, properties and rights that are currently available in Buyer’s existing business as of the date hereof, Buyer will own all of the rights, properties and assets that are primarily related to the Product, and no other Person shall have any rights to Exploit the Product.

Section 5.13      Employee Matters.

(a)            Section 5.13 of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all Benefit Plans (excluding at-will offer letters or agreements made in the ordinary course of business on Seller’s standard form, in each case that are cancellable without penalty to Seller (other than any statutory severance and access to continued healthcare coverage obligations)). Except as would not reasonably be expected to result in material Liability to Buyer, each Benefit Plan has been established and administered in all respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Seller has made available to Buyer complete and correct copies of (i) each Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form 5500) filed with respect to each such Benefit Plan, including schedules and financial statements attached thereto, and attached opinions of independent accountants as applicable; (iii) the most recent summary plan description for each such Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (iv) the trust, insurance policy or other funding contract, (v) the most recent determination or opinion letter issued with the IRS with respect to any such Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all material or other non-routine correspondence to or from any Governmental Authority in the three (3) most recent plan years.

(b)            Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Benefit Plan is so qualified, or (ii) is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter. To the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualification of any such Benefit Plan.

(c)            Except as would not reasonably be expected to result in material Liability to Buyer, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Benefit Plans, other than routine claims, proceedings or actions for benefits, and none of the Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the United States Department of Labor, or any other Governmental Authority.

(d)            Except as set forth on Section 5.13(d) of the Seller Disclosure Schedule, no Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has ever maintained or contributed to (or been obligated to contribute to) or has any liability to, (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA, (iii) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or (iv) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)            As of the date hereof, except as set forth on Section 5.13(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event): (i) entitle any Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in compensation or benefits under any Benefit Plan or otherwise, (ii) result in any accelerated payment or vesting of compensation for any Employee or (iii) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)            No Employee or beneficiary thereof is entitled to receive any welfare benefits from the Seller, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires.

(g)            Except as would not reasonably be expected to result in material Liability to Buyer, there has been no failure of a Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).

Section 5.14      Labor Matters.

(a)            Except as prohibited by Law, Section 5.14(a) of the Seller Disclosure Schedule contains a true and complete list of (i) all Employees and (ii) all individual independent contractors and consultants of Seller who provide services primarily relating to the Business, in each case, including each Employee, contractor, or consultant’s name, job title, exempt or non-exempt status, immigration status, rate of pay, commissions, bonus information or other forms of compensation, date of hire, paid time off information, state of residence, and work location.

(b)            Seller is not a party and is not subject to any labor union or collective bargaining Contract in respect of any Employee. As of the date hereof, (i) there are no pending or, to the Knowledge of Seller, threatened strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, or grievances against Seller involving the Employees and (ii) with respect to Employees, Seller is in material compliance with, and at all times in the five (5) years before the Closing Date has materially complied with, all applicable Laws relating to terms or conditions of employment or labor or employment practices, including as it relates to hiring, worker classification, compensation, training, wage and hour, immigration, employment eligibility verification, privacy, occupational health and safety, accommodations, equal employment opportunity, pay equity, harassment, discrimination, retaliation, whistleblower, record retention, notice, wage payment and deduction, unemployment, collective bargaining, Taxes, discipline, and termination.

(c)            Seller has not carried out a “plant closing” or “mass layoff” as such terms are defined under the U.S. Worker Adjustment and Retraining Notification Act and any similar state or other Laws (“WARN”) with respect to the Business without fully satisfying its obligations under WARN.

(d)            Except as would not reasonably be expected to result in material Liability to Buyer, Seller has properly classified (i) each of its former employees and the Employees as exempt or non-exempt under applicable wage and hour Laws and (ii) each of its current and former independent contractors as independent contractors and not employees. Neither Seller nor any Affiliate of Seller has received any notice from any Governmental Authority disputing such classification.

Section 5.15      Brokers. Except for J.P. Morgan Securities LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Seller in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by Seller.

Section 5.16      Taxes.

(a)            There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Purchased Assets.

(b)            Seller has timely filed with each appropriate Governmental Authority all material Tax Returns relating to the Purchased Assets, the Assumed Liabilities or the Business required to be filed, and all such Tax Returns are true, complete and correct in all material respects. All material Taxes relating to the Purchased Assets, the Assumed Liabilities or the Business required to be paid or remitted by Seller whether or not shown on any Tax Return have been timely paid or remitted.

(c)            All material Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business required by Law to have been withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.

(d)            Seller has properly collected and remitted all material sales, use, value added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers.

(e)            No audit of or relating to any portion of any material Tax Return of Seller that relates to the Purchased Assets, the Assumed Liabilities or the Business is currently in progress or, to the Knowledge of Seller, threatened in writing. There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller relating to the Purchased Assets, the Assumed Liabilities or the Business, which have not been finally resolved.

(f)            Seller has not been informed in writing by any Governmental Authority in a jurisdiction in which the Seller does not file a Tax Return that such Governmental Authority believes that Seller was required to file any Tax Return in such jurisdiction relating to the Purchased Assets, the Assumed Liabilities or the Business that was not filed or is subject to Tax in such jurisdiction as a result of the Purchased Assets, the Assumed Liabilities or the Business; provided, however, that for the avoidance of doubt nothing in this Section 5.16(f) constitutes a representation or warranty regarding any Tax Return filing or Tax payment obligation of Buyer in any jurisdiction after the Closing.

(g)            None of the Purchased Assets include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(h)            None of the Purchased Assets, including the Seller IP, any BLA and the Material Contracts, is registered in India.

Section 5.17      Inventory.

(a)            Section 5.17(a) of the Seller Disclosure Schedule sets forth a complete and accurate record or count of the Inventory held by Seller as of the date set forth therein, and consists of a quantity and quality usable and salable in the ordinary course of business.

(b)            The Inventory conforms in all material respects with all applicable specifications, good manufacturing processes, Laws and regulatory approvals and the Closing Inventory has, as of the Closing Date, a remaining shelf life through January 31, 2027. All Inventory is merchantable, fit for the purposes for which it was procured or Manufactured and usable or saleable in the Business and all Inventory has been Manufactured in all material respects in accordance with all regulatory approvals and all applicable Laws.

(c)            No Inventory has been pledged as collateral or is held on a consignment basis. Each item included in the Inventory is owned by Seller, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 5.18      Insurance. Seller has in place customary policies of insurance covering the Business, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability, and such policies are in a form and amount which is adequate for the operation of the Business. Such insurance policies are in full force and effect, no written notice of cancellation has been received by Seller under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 5.19      Customers and Suppliers.

(a)            Section 5.19(a) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten (10) customers that have paid the most aggregate consideration to Seller for goods or services rendered for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Seller has not received any written notice, or, to the Knowledge of Seller, oral notice, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)            Section 5.19(b) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten (10) suppliers to whom Seller has paid the most aggregate consideration for goods or services rendered from the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such period. Seller has not received any written notice, or, to the Knowledge of Seller, oral notice, that any of the Material Suppliers has ceased, or intends to cease after the Closing, to supply the goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 5.20      Non-Reliance; No Additional Representations.

(a)            Except as expressly set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer, Seller acknowledges that neither Buyer nor any other Person acting on behalf of Buyer makes any representations or warranties, whether express, implied or statutory, with respect to Buyer or with respect to any information provided to Seller or any of its Affiliates or Representatives. Seller has not relied on any representation, warranty or other statement by any Person acting on behalf of Buyer, other than the representations and warranties of Buyer expressly contained in Article VI and in any certificate, instrument or other document required to be delivered by Buyer. Seller acknowledges and agrees that the representations and warranties set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer are made solely by Buyer, and no Affiliate of Buyer, Representative of Buyer or other Person shall have any responsibility or Liability related thereto.

(b)            Except as expressly set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller, Seller hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated hereby.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1      Organization and Good Standing. Buyer is a limited company duly organized, validly existing and in good standing under the Laws of India. Each of the Designated Affiliates is a corporation validly existing and in good standing under the Laws of Delaware.

Section 6.2      Authority Relative to this Agreement. Buyer has all necessary limited company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Buyer is a party will have been duly and validly executed and delivered by Buyer, and, assuming that this Agreement and such other Transaction Documents to which Buyer is a party constitute valid and binding agreements of Seller, constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3      No Violation; Consents.

(a)            Neither the execution and delivery of this Agreement or the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time) (i) conflict with or result in any breach of any provision of the Governing Documents of Buyer or (ii) subject to the matters referred to in Section 6.3(b), conflict with or violate any Law applicable to Buyer or its properties or assets, except, with respect to clause (ii), as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with Buyer’s ability to consummate any of the transactions contemplated by this Agreement.

(b)            No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (i) under the HSR Act and (ii) compliance with any applicable requirements of applicable securities Laws.

Section 6.4      Legal Proceedings and Orders. There is no Proceeding, and, to the Knowledge of Buyer, no Person has threatened in writing to commence any Proceeding that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document. To the Knowledge of Buyer, there is no Governmental Order to which Buyer is subject that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.5      Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.6      Buyer Financing. Buyer has adequate financial resources, and will have available as of the Closing Date, sufficient cash in immediately available funds (including cash on hand and borrowing facilities) to pay the Aggregate Consideration and all of the fees, costs and expenses incurred in connection with the transactions contemplated hereby by Buyer and its Affiliates. Buyer has, and will have as of the Closing Date, adequate financial resources to pay or otherwise satisfy the Assumed Liabilities assumed by Buyer.

Section 6.7      Non-Reliance; No Additional Representations.

(a)            Except as expressly set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller, Buyer acknowledges that neither Seller nor any other Person acting on behalf of Seller makes any representations or warranties, whether express, implied or statutory, with respect to Seller, the Purchased Assets or the Business, or with respect to any information provided to Buyer or any of its Affiliates or Representatives. Buyer has not relied on any representation, warranty or other statement by any Person acting on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article V and in any certificate, instrument or other document required to be delivered by Seller. Buyer acknowledges and agrees that the representations and warranties set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller are made solely by Seller, and no Affiliate of Seller, Representative of Seller or other Person shall have any responsibility or Liability related thereto.

(b)            Except as expressly set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer, Buyer hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or Representatives with respect to the execution and delivery of this Agreement, the Purchased Assets, the Business or the transactions contemplated hereby.

(c)            Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of the Business will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of Seller, or the Business, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.

Article VII
Covenants of the Parties

Section 7.1      Conduct of the Business.

(a)            From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article XI (the “Interim Period”), except (x) as otherwise expressly contemplated by this Agreement (including as described on Section 7.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (y) as required by applicable Law or Permits and (z) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(i)            conduct the Business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve in all respects the Purchased Assets and the Business;

(ii)            keep accurate and complete books and records related to the Product, Purchased Assets and the Business;

(iii)            keep in full force and effect insurance in respect of the Business, the Product and the other Purchased Assets comparable in amount and scope of coverage to such insurance that is currently maintained by Seller;

(iv)            perform in all material respects all obligations under the Assumed Contracts and any other Contracts relating to or affecting the Business, the Product or the Purchased Assets;

(v)            comply in all material respects with all Laws and Permits applicable to the Business, the Product or the other Purchased Assets; and

(vi)            maintain in effect all registrations and applications for all registered or pending Intellectual Property constituting Seller IP.

(b)            Without limiting the generality of the foregoing, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 7.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (ii) as required by applicable Law or Permits or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not, in each case, solely with respect to the Business or the Purchased Assets:

(i)            (A) incur, create, assume or permit the incurrence, creation or assumption of any Encumbrance with respect to the Purchased Assets, other than Permitted Encumbrances, or (B) dispose of any of the Purchased Assets other than sales of inventory in the ordinary course of business;

(ii)            (A) terminate any Assumed Contract or Permit other than any expiration in accordance with its terms, or make any material amendment to or waive any material right or remedy under any such Assumed Contract or Permit or (B) enter into any contract that would be an Assumed Contract outside of the ordinary course of business;

(iii)            waive, release, transfer or grant any rights or options in or to any of the Purchased Assets;

(iv)            commence any Proceeding with respect to the Purchased Assets;

(v)            transfer, dispose of, grant or obtain, abandon, or permit to lapse or agree to transfer, dispose of, grant or obtain, abandon, or permit to lapse any rights with respect to any Seller IP, or disclose or agree to disclose to any Person, other than to Buyer or its Affiliates, any trade secret included in the Purchased Assets or owned by Seller;

(vi)            discharge, settle, compromise, satisfy or consent to any entry of judgment with respect to any Proceeding relating to the Purchased Assets that (A) results in any material restriction on the Business or the Product or (B) results in a Liability of the Business after the Closing;

(vii)            acquire any properties or assets that would constitute Purchased Assets, other than in the ordinary course of business consistent with past practice;

(viii)            offer price concessions in the form of DSA fees, concessions, invoice discounts, rebates or other discounts for purposes of facilitating or encouraging customer buy-ins other than in the ordinary course of business; provided, that the parties acknowledge that Seller is in the process of resupplying the market after a temporary supply interruption and in a competitive market environment;

(ix)            cancel any indebtedness to the extent such indebtedness would constitute a Purchased Asset, or waive, release or assign any material claim, action, arbitration, dispute or other proceeding or rights of the Business;

(x)            change the nature or scope of the Business in any material respect; or

(xi)            agree to take any of the actions specified in this Section 7.1(b).

(c)            Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the Business prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Business and of its other business and operations as is consistent with the terms and conditions of this Agreement and its Governing Documents.

Section 7.2      Access to Information; Confidentiality.

(a)            During the Interim Period, Buyer may conduct such review of the Documentary Materials, Assumed Contracts, Purchased Assets and the Business as may be reasonably necessary for the purpose of preparing for the ownership and operation of the Purchased Assets and the Business following the Closing. During the Interim Period, Seller shall permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the books and records of Seller during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of Seller (in each case, to the extent related to the Business), in each case, for the purpose of preparing for the ownership and operation of the Purchased Assets and the Business following the Closing; provided, that such investigation shall be conducted in accordance with all applicable Competition Laws, only be upon reasonable advance notice and shall not materially disrupt personnel and operations of Seller and shall be at Buyer’s sole cost and expense. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with Seller or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than the required filings specified in Section 5.3).

(b)            Following the Closing, Seller shall permit Buyer and its authorized agents or Representatives to have reasonable access to the information set forth on Section 7.2(b) of the Seller Disclosure Schedule.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, neither Seller nor any of its Affiliates shall be required to disclose to Buyer or any of its Representatives (i) any information (A) if doing so would violate any Contract or Law to which Seller or any of its Affiliates is a party, which would otherwise expose Seller or its Affiliates to a material risk of Liability or which would result in the loss of the ability to successfully assert the attorney-client and work product privileges, (B) if Seller or any of its Affiliates, on the one hand, and any of Buyer or any of its Affiliates, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, or (C) if Seller or any of its Affiliates reasonably determines that such information should not be so disclosed in order to comply with applicable Competition Laws, (ii) any information relating to Taxes or Tax Returns other than information relating to the Purchased Assets or the Business, (iii) any information contained in, or relating to or addressing matters contained in, any personnel file, human resources file or other employment-related file or information or (iv) any information in relation to the sale of the Purchased Assets, except as may be otherwise required pursuant to this Agreement, or any other sale process involving the Purchased Assets or the Business.

Section 7.3      Acquisition Proposals.

(a)            Solicitation or Negotiation. Seller agrees that it will, and it will direct and cause its controlled Affiliates to:

(i)            immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal (including any Person with whom Seller was engaging in discussions prior to the date hereof);

(ii)            not initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(iii)            not engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 7.3; or

(iv)            approve, support, adopt, endorse or recommend any Acquisition Proposal or any Contract with respect thereto.

(b)            Response to Acquisition Proposals. Notwithstanding anything in the foregoing to the contrary prior to, but not after, the date and time at which the Stockholder Approval is obtained (“End Date”), if Seller receives a bona fide written Acquisition Proposal that is not withdrawn and that did not result from a breach of this Section 7.3, Seller and its Representatives may (i) after having complied with Section 7.3(e), provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information a confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement (provided, that such agreement shall not be required to include any standstill provision and shall not restrict or prohibit Seller from complying with this Agreement) (an “Acceptable Confidentiality Agreement”) and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) after having complied with Section 7.3(e), engage or participate in any discussions or negotiations with such Person; and (iii) after having complied with Section 7.3(c), approve, recommend or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with outside legal counsel and Seller’s financial advisor) that such Acquisition Proposal is a Superior Proposal.

(c)            Change of Recommendation; Alternative Acquisition Agreement.

(i)            The Seller Board and each committee of the Seller Board will not, directly or indirectly:

A.            (1) except as expressly permitted by this Section 7.3, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the transactions contemplated by this Agreement, or (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; or

B.            Except as expressly permitted by, and after compliance with, Section 11.1(h), cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 7.3(b)) (an “Alternative Acquisition Agreement”) relating to or in connection with any Acquisition Proposal.

(ii)            Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 11.2(b), the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation (a “Change of Recommendation”) prior to the End Date if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 11.1(h) with respect to a Superior Proposal unless: (A) Seller notifies Buyer in writing, four (4) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 11.1(h) with respect to a Superior Proposal, which notice will specify the reasons for such action and will specify the identity of the party who made such Superior Proposal and, in reasonable detail, all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 11.1(h) with respect to a Superior Proposal, Seller will negotiate in good faith on an exclusive basis with Buyer during such four (4) Business Day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 11.1(h) with respect to a Superior Proposal, prior to the time that is four (4) Business Days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal to Buyer and will again comply with this Section 7.3(c), except that the deadline for such new written notice will be reduced to two (2) Business Days (rather than the time that is four (4) Business Days otherwise contemplated by this Section 7.3(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 11.1(g) with respect to a Superior Proposal, will be reduced to the time that is two (2) Business Days after it has provided such written notice (rather than the time that is four (4) Business Days otherwise contemplated by this Section 7.3(c)).

(iii)            A Change of Recommendation may also be made at any time prior to the End Date if:

A.            there shall occur or arise after the date of this Agreement a material development or material change in circumstances (any such material development or material change in circumstances being referred to in this Agreement as an “Intervening Event”); provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event;

B.            Seller had no Knowledge of Seller of such Intervening Event as of the date of this Agreement and such Intervening Event was not reasonably foreseeable or, if Seller had Knowledge of Seller of such Intervening Event as of the date of this Agreement, the consequences of such Intervening Event were not reasonably foreseeable;

C.            the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Buyer were not entered into, would be inconsistent with the directors’ fiduciary duties under applicable Law;

D.            a Change of Recommendation is not made at any time within the period of four (4) Business Days after Buyer receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law (which notice specifies, in reasonable detail, the reasons for such action);

E.            during such four (4) Business Day period, if requested by Buyer, Seller engages in good faith negotiations with Buyer to amend this Agreement or enter into an alternative transaction with Buyer so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law; and

F.            at the end of such four (4) Business Day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Buyer to amend this Agreement or enter into an alternative transaction with Buyer as a result of the negotiations contemplated by clause (E) above).

(d)            Certain Permitted Disclosure; Standstills.

(i)            Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 7.3(c) and Section 7.3(e), to the extent applicable to such disclosure.

(ii)            Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, that, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Buyer the information specifically required to be provided to Buyer pursuant to this Section 7.3.

(e)            Notice. Until the earlier to occur of the termination of this Agreement pursuant to Article XI and the Closing, Seller agrees that it will promptly (and, in any event, within seventy-two (72) hours) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Buyer informed on a current basis of any material development with regard to such discussions or negotiations. Until the earlier to occur of the termination of this Agreement pursuant to Article XI and the Closing, in the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Buyer within seventy-two (72) hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Buyer such material terms and conditions and other information.

Section 7.4      Proxy Statement; Special Meeting.

(a)            Seller shall use commercially reasonable efforts to prepare and file with the SEC a preliminary proxy statement (together with a letter to stockholders, notice of meeting and form of proxy) to be used in connection with the solicitation of proxies for use at the Stockholder Meeting (collectively, including any amendment or supplement thereto, the “Proxy Statement”) within thirty (30) days of the date hereof. Seller agrees that at the date it is first mailed to the stockholders of Seller or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the adoption of this Agreement by Seller’s stockholders, Seller shall become aware of the occurrence of any event or other circumstance relating to it or the transactions contemplated by this Agreement, as to which an amendment or supplement to the Proxy Statement shall be required, Seller shall promptly inform Buyer and prepare and mail to its stockholders such amendment or supplement. Seller and Buyer shall use reasonable best efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for such Stockholder Meeting. Each of Seller and Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. If necessary, in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, Seller shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 7.3, the Seller Board shall recommend that the stockholders of Seller vote to authorize the transactions contemplated by this Agreement (the “Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have validly made a Change of Recommendation pursuant to Section 7.3(c).

(b)            Seller shall, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Seller’s Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Stockholder Approval and the other matters described in this Section 7.4(b) as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC. Seller shall use reasonable best efforts to solicit from its stockholders proxies for the purposes of obtaining the Stockholder Approval and to obtain Stockholder Approval in accordance with the DGCL, Seller’s Governing Documents and the Exchange Act.

(c)            Buyer shall furnish all information concerning Buyer as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable Law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in good faith in such document any comments reasonably and timely proposed by Buyer and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Buyer and its counsel with copies of any written comments, and advise Buyer and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Buyer and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Buyer and its counsel. Buyer hereby represents, covenants and agrees that none of the information to be supplied by or on behalf of Buyer or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the stockholders of Seller or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein to the extent based on information supplied by Seller in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

Section 7.5      Regulatory Approvals and Consents.

(a)            Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable after the date of this Agreement, but, with respect to filings under the HSR Act, in no event later than ten (10) days after the date of this Agreement. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings. Notwithstanding anything in this Agreement to the contrary, after consultation between outside antitrust counsel of Buyer and Seller, the determination of Buyer with respect to strategy shall be final; provided, that Buyer will incorporate Seller’s view and inputs regarding such strategy.

(b)            Subject to applicable confidentiality restrictions or restrictions required by law, Buyer and Seller will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 7.5 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.5, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Buyer and Seller. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party, subject, however, to Buyer’s right to make the final determination on the strategy as to the foregoing, and to take the lead with respect to such appearances, presentations, memoranda, briefs, arguments, and proposals after incorporating Seller’s view and inputs.

(c)            Buyer shall, and shall cause its Affiliates to, exercise reasonable best efforts in order to consummate the transactions contemplated by this Agreement, to (i) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Proceedings challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and (iv) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 8.1(c), including (A) agreeing to and executing settlements, undertakings, consent decrees, stipulations, concessions or other agreements with any Governmental Authority, (B) selling, divesting, or otherwise conveying particular assets or categories of assets or businesses of Buyer or its Affiliates in the United States (but excluding the Purchased Assets and any assets or categories of assets or businesses of Buyer or its Affiliates located outside of the United States), (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of Buyer or its Affiliates in the United States contemporaneously with or subsequent to the Closing (but excluding the Purchased Assets and any assets or categories of assets or businesses of Buyer or its Affiliates located outside of the United States), and (D) permitting Seller to sell, divest, or otherwise convey any particular assets or categories of assets or businesses (excluding the Purchased Assets) prior to the Closing. Buyer shall, and shall cause its Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Buyer shall not, and shall not allow any of its Affiliates to, take any action that would reasonably be expected to prevent, materially delay, impede or condition the receipt of any required approval from any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of their Affiliates be obligated in connection with the receipt of any Consent, approval, ruling or authorization from any Governmental Authority in connection with this Agreement, (x) to sell, divest, or otherwise convey any assets or categories of assets or business of Buyer or its Affiliates located outside of the United States or (y) to agree to, or agree to not contest, any findings of any Governmental Authority, whether civil or criminal.

(d)            The foregoing shall not apply in any respect to CFIUS Clearance, including the CFIUS Declaration and CFIUS Notice, which shall be governed exclusively by the provisions of Section 7.5(e).

(e)            Each of Buyer and Seller shall (and shall cause its respective Affiliates to) prepare and submit to CFIUS a CFIUS Declaration as promptly as possible, and in no event later than twenty (20) Business Days, following the date of this Agreement. In the event CFIUS requests that the Parties file a CFIUS Notice pursuant to 31 C.F.R. § 800.407(a)(1), the Parties shall (i) submit to CFIUS a draft CFIUS Notice as promptly as possible, and in no event later than thirty (30) Business Days after the date CFIUS makes such request, and (ii) submit a formal CFIUS Notice pursuant to the DPA as soon as practicable or, if applicable, after receipt of any comments to the draft CFIUS Notice. Each of the Parties shall provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as practicable and in any case within the time periods required by CFIUS; provided, that the Parties may agree to request an extension of time pursuant to the DPA to respond to CFIUS requests for information. Each of the Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain CFIUS Clearance. In connection with the efforts to obtain CFIUS Clearance, each of the Parties shall (A) cooperate in all respects and consult with each other in connection with the CFIUS Declaration or CFIUS Notice, as applicable, including by allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (B) to the extent not prohibited by CFIUS, promptly inform each other of any communication received by any Party from, or given by any Party to, CFIUS, including by promptly providing copies to each other of any such written communications, (C) permit each other to review in advance any substantive communication that is given to, and consult with each other in advance of any conference, meeting, or substantive telephone call with, CFIUS, and to the extent not prohibited by CFIUS, provide each other the opportunity to attend and participate in any conference, meeting, or substantive telephone call with CFIUS and (D) enter into such assurances or agreements requested or required by CFIUS or the President of the United States to obtain CFIUS Clearance; provided, that neither Party nor any of its Affiliates shall be required to (1) take any action that would violate any applicable Law or (2) materially limit or restrict Buyer’s or any of its Affiliates’ ability after the Closing to retain the Purchased Assets or the Business (including by requiring Buyer or any of its Affiliates to enter into any proxy, voting trust, or other arrangements that vest rights of ownership or control in Persons who are independent of Buyer or any of its Affiliates). For purposes of this Section 7.5(e), “reasonable best efforts” shall not be construed to require the Parties to enter into litigation to overturn or challenge any governmental determination or action with respect to the DPA.

Section 7.6      Maintenance of Records.

(a)            Between the Closing Date and the seven (7) year anniversary of the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of Seller directly or indirectly delivered to Buyer at Closing, including all Documentary Materials and all other information pertaining to the Purchased Assets to the extent that such books, records and information relate to any period prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, shall not unreasonably interfere with the normal operations of Buyer and Buyer shall permit Seller and its Representatives to make such reasonable copies of such books, records and information as they may reasonably request, in each case at Seller’s sole cost and expense.

(b)            Between the Closing Date and the seven (7) year anniversary of the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records of Seller to the extent that such books, records and information relate to the Purchased Assets or the Business, including all information that is not exclusively related to the Business or the Purchased Assets and that Buyer reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Buyer by a Governmental Authority having jurisdiction over Buyer in connection with, related to, based upon or arising from the Purchased Assets, the Business or transactions contemplated by this Agreement, (ii) for use in any judicial, regulatory, administrative or other Proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements in connection with, related to, based upon or arising from the Purchased Assets, the Business or the transactions contemplated by this Agreement, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property rights of another Person, or (iv) to comply with its obligations under this Agreement. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours, shall not unreasonably interfere with the normal operations of Seller and Seller shall permit Buyer and its Representatives to make such reasonable copies of such books, records and information as they may reasonably request, in each case at Buyer’s sole cost and expense.

(c)            Notwithstanding the foregoing, no Party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a Party or such Party’s Affiliates by the requesting Party or its Affiliates or (z) would violate any applicable Law or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, the Purchased Assets or the Business, and, in the event such provision of information could reasonably be expected to violate any applicable Law or Contract or waive any attorney-client or other similar privilege, the Parties shall take commercially reasonable measures to make substitute disclosure arrangements in a manner reasonably appropriate under the circumstances in which the restrictions of this sentence apply. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 7.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No Party shall have any Liability to any other party in the event that any information exchanged or provided in good faith pursuant to this Section 7.6 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to retain such information in accordance with its regular document retention policy.

Section 7.7      Expenses.

(a)            Buyer and Seller shall each be obligated to pay fifty percent (50%) of any and all costs of any filing fees with respect to any filings required under the HSR Act and any other Consents of any Governmental Authority pursuant to Section 7.5 in connection with this Agreement and the transactions contemplated hereby; provided, that Buyer shall pay all filing fees in connection with the CFIUS Notice.

(b)            Each Party shall bear its own costs or expenses incurred by itself or any of its Affiliates in connection with, arising out of or relating to any Antitrust Information or Document Request, including legal fees incurred in connection therewith and any costs incurred in complying with or responding to such Antitrust Information or Document Request; provided, that, notwithstanding the foregoing and whether or not the transactions contemplated hereby are consummated, Buyer shall reimburse Seller and any of its Affiliates, promptly and in any event within five (5) Business Days of receipt of a written request for such reimbursement, for any costs or expenses incurred by Seller or such Affiliate in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, further, that such costs and expenses were incurred exclusively in connection with, arising out of or relating to any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, including legal fees incurred in connection therewith.

(c)            Any fees, costs or expenses incurred in connection with obtaining any third-party Consent required in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.

(d)            Unless otherwise provided herein, including as provided in Section 7.11(a), each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 7.8      Further Assurances.

(a)            Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VIII to be fully satisfied.

(b)            From time to time, on or after the Closing Date, Seller shall execute and deliver such other instruments of transfer to Buyer as are reasonably necessary and as Buyer may reasonably request in order to more effectively vest in Buyer all of Seller’s right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Following the Closing, if either Buyer or Seller becomes aware that any of the Purchased Assets or Assumed Liabilities have not been transferred to Buyer or that any of the Excluded Assets or Excluded Liabilities have been transferred to Buyer, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, use reasonable best efforts to transfer such assets or Liabilities, subject to obtaining any necessary prior third party consent or approval, to: (i) Buyer, in the case of any Purchased Assets or Assumed Liabilities which were not transferred at the Closing or (ii) Seller, in the case of any Excluded Asset or Excluded Liabilities which were transferred at the Closing.

(c)            Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including (i) mail, payment of receivables or other communications, primarily used in or primarily relating to the Business or the Purchased Assets and (ii) Contracts that are primarily related to the Business, have not, but should have, been included in the Purchased Assets, Assumed Liabilities or conveyed to Buyer at Closing (“Omitted Assets”), subject to obtaining any consent required for the assignment, conveyance or transfer thereof, Seller shall use reasonable best efforts to transfer and assign, or cause to be transferred and assigned, such Omitted Assets or the applicable rights or obligations thereunder to Buyer or its designated assignee. Pending such transfer, to the extent permitted by Law, Seller shall use reasonable best efforts to hold such Omitted Assets and provide to Buyer or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Buyer.

(d)            Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Purchased Assets, Assumed Liabilities or conveyed at Closing (“Errant Assets”), Buyer shall use reasonable best efforts to transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee. Pending such transfer, to the extent permitted by Law, Buyer shall use reasonable best efforts to hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Buyer or its Affiliates in respect thereof) associated with the ownership thereof, and Buyer shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller.

Section 7.9      Public Statements. The Parties shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. No Party shall issue any such press release or make any such public statement or public communication without the prior consent of the other Party, which shall not be unreasonably withheld, except as may be required or requested by any Governmental Authority (including the SEC) or otherwise reasonably necessary to satisfy requirements under applicable Law or obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required or requested to make the release or announcement shall, to the extent legally permissible and reasonably practicable, use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and Seller may, without such consultation or consent, make such disclosures and communications in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by the Parties.

Section 7.10      Confidentiality.

(a)            Buyer and Seller agree that the Confidentiality Agreement shall, as of the Closing Date, terminate solely with respect to “Confidential Information” (as defined in the Confidentiality Agreement) included in the Purchased Assets or related to the Product, the Business or the Assumed Liabilities.

(b)            From and after the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any Person (except those Persons to whom such disclosure is necessary in connection with a Seller Permitted Purpose and who are advised of the confidential nature of Buyer Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 7.10(b)), or use, any Buyer Confidential Information, except as required to (i) perform Seller’s or its Affiliates’ obligations or exercise or enforce its or their rights and remedies under this Agreement or any other Transaction Document or (ii) comply with applicable Law or Seller’s or its Affiliates’ respective regulatory, Tax or financial reporting requirements (each of (i) and (ii), a “Seller Permitted Purpose”). Seller shall treat and shall cause its Affiliates and Representatives to treat, Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any of its Affiliates or Representatives that would breach this Section 7.10(b) if such Affiliate or Representative was a party hereto. As used herein, the term “Buyer Confidential Information” means (1) all information, knowledge and data of Seller or its Affiliates primarily related to the Business, the Purchased Assets, the Product or the Assumed Liabilities, (2) all information, knowledge and data provided by Buyer or any of its Affiliates to Seller or any of its Affiliates or its Representatives in connection with the transactions contemplated by this Agreement other than any information contemplated by clause (1), and (3) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Seller, its Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (1) and (2) of this sentence, other than any such information that (A) only with respect to (2) above, is known to Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to Seller by a third party which was not known by Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, with respect to such information, (C) is or becomes part of the public domain through no fault of Seller, or (D) is independently developed by or for Seller, without reliance on or reference to any information contemplated by clauses (1) or (2) of this sentence.

(c)            In the event that Seller is requested pursuant to, or required by, applicable Law to disclose any Buyer Confidential Information, if permitted by Law, it will notify Buyer in a timely manner so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Without limiting the Parties’ rights and obligations under Section 7.10, each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose at Buyer’s sole cost and expense. Notwithstanding the foregoing, Seller may furnish Buyer Confidential Information as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without Liability hereunder; provided, that Seller complies with the provisions of this Agreement and only furnishes that portion of the Buyer Confidential Information which, based on its good faith judgment, it believes is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Buyer Confidential Information.

(d)            Nothing in this Section 7.10 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Transaction Document.

Section 7.11      Tax Matters.

(a)            Any sales, use, goods and services, property transfer or gains, harmonized sales, documentary, stamp, registration, recording, value added, or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Notwithstanding the foregoing, Seller shall not bear any portion of any Transfer Taxes assessed by any Governmental Authority in India. Buyer or Seller, as appropriate, shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law. Each Party shall provide reimbursement for their portion of any Tax described in this Section 7.11 that is paid by the other Party. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to minimize Transfer Taxes.

(b)            All real and personal property Taxes (“Property Taxes”) levied with respect to the Purchased Assets for a taxable period that includes but does not end on the Closing Date (such Property Taxes, collectively, “Apportioned Obligations” and any such taxable period, a “Straddle Period”) shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day after the Closing Date based on the relative numbers of days in such portions of the Straddle Period. The proportionate amount of such Property Taxes that is apportioned to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be an Excluded Liability and shall be paid by Seller. The proportionate amount of such Taxes that is apportioned to the portion of the Straddle Period that begins on the day after the Closing Date shall be deemed to be an Assumed Liability and shall be paid by Buyer. To the extent that Buyer pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period ending on the Closing Date, Seller shall reimburse Buyer for such amount within thirty (30) days after a written request for reimbursement delivered by Buyer to Seller. To the extent that Seller pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period beginning on the day after the Closing Date, Buyer shall reimburse Seller for such amount within thirty (30) days after a written request for reimbursement delivered by Seller to Buyer. Notwithstanding the foregoing, Seller shall not bear any portion of any Property Taxes assessed by any Governmental Authority in India.

(c)            Buyer and Seller will, and will cause their respective Affiliates to, provide each other, as promptly as practicable, with such cooperation and information as either of them reasonably may request of the other in connection with the filing of any Tax Return, the determination of any Liability for Taxes or a right to refund of Taxes, the preparation for litigation of any Liability for Taxes or in connection with any Proceeding relating to Taxes, in each case, with respect to the Purchased Assets or the Business. Any information obtained under this Section 7.11(c) will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Proceeding relating to Taxes.

Section 7.12      Transfer of Purchased Assets; Payments Received.

(a)            The Parties will make all necessary arrangements for Buyer to take possession of the Purchased Assets, and, at Buyer’s sole cost and expense (including any costs of storage for Inventory not transferred at Closing), to transfer same to a location operated by Buyer, to the extent necessary, as promptly as practicable following the Closing. Notwithstanding any transfer of Purchased Assets that occurs following Closing, all right, title and interest to, and liability arising from, the Purchased Assets shall be transferred from Seller to Buyer as of the Closing and Seller shall have no liability for any risk of loss, nor any requirement to provide insurance coverage, with respect to such Purchased Assets, except as expressly provided in the Transition Services Agreement.

(b)            Notwithstanding any provision herein to the contrary, Seller shall transfer all Documentary Materials to Buyer, at no additional cost to Buyer, as soon as reasonably practicable following the Closing.

(c)            Seller, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to Buyer or Seller, respectively, or their respective Affiliates.

(d)            Buyer will update and submit the structured product labeling (SPL) in XML file no later than ten (10) Business Days after issuance of the new product license, to reflect the approved labeling, including a new national drug code.

Section 7.13      BLA Transfer. Promptly following the Closing, and pursuant to the direction of Buyer, each of Buyer and Seller shall submit a Transfer Letter to the FDA. Seller agrees to submit information to the FDA consistent with the information set forth in 21 CFR § 314.72 transferring all rights to Buyer, substantially in the form of the document as provided in Schedule VIII. Buyer agrees to submit information to the FDA consistent with the information set forth in 21 CFR § 314.72 committing to agreements, promises and conditions made by Seller and contained in the Product BLA and specifying the date the change of ownership is effective, substantially in the form of the document as provided in Schedule IX.

Section 7.14      Non-Competition; Non-Solicitation.

(a)            For a period of two (2) years after the Closing Date (the “Restricted Period”), except for the services rendered under the Transitions Services Agreement, Seller shall not, and shall cause its controlled Affiliates not to directly or indirectly through an entity, as a principal, employee, partner, owner, manager, member, officer, director, agent, contractor, consultant or otherwise (i) participate or engage in, render services for, assist, or provide financial resources to any Competing Business, (ii) own or otherwise have an interest in, manage, operate or control any Person participating or engaged in a Competing Business or (iii) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business; provided, however, that nothing herein shall (A) preclude Seller or its Affiliates from engaging in any business with a Person that participates in, engages in or owns a Competing Business so long as Seller does not participate or engage in, render services for, assist or provide financial resources to such Competing Business at any time during which Seller does business with such Person, (B) preclude Seller or its Affiliates from owning five percent (5%) or less of the outstanding stock or other securities of any Person listed on a national securities exchange engaged in a Competing Business solely as a passive investment or (C) apply to any Person who becomes an Affiliate of Seller by virtue of the consummation of any transaction or series of related transactions following the Closing pursuant to which such Person (or group of Persons) acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the equity interests of Seller (or, if Seller is not the surviving entity in such transaction or series of related transactions, the equity interests of such surviving entity), whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of the Seller’s equity interests or other similar form of business combination.

(b)            During the Restricted Period, Seller shall not, and shall cause its controlled Affiliates not to induce or attempt to induce any Business Relation of the Business to restrict or cease doing business with the Business, or in any way interfere with the relationship between any such Business Relation and the Business.

(c)            During the Restricted Period, Seller shall not and shall cause its controlled Affiliates not to, directly or indirectly, solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of the Business as operated by Buyer after the Closing; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Buyer or any of its Affiliates or any employee of the Business; and provided, further, that the restrictions set forth in this Section 7.14(c) shall not be applicable to any person whose employment or service with Buyer or its Affiliates is terminated by Buyer or its Affiliates after the Closing if such termination has been effective for at least six (6) months.

(d)            During the Restricted Period, Buyer shall not and shall cause its controlled Affiliates not to solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of Seller as of Closing with whom (i) Buyer or its Affiliates had contact with in connection with the transactions contemplated by this Agreement, or (ii) to the Knowledge of Buyer, was an employee or independent contract of Seller; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Seller or any of its Affiliates or any of their respective employees; and provided, further, that the restrictions set forth in this Section 7.14(d) shall not be applicable to any person whose employment or service with Seller or its Affiliates is terminated by Seller or its Affiliates after the Closing if such termination has been effective for at least six (6) months.

Section 7.15      RWI Policy. On the date of this Agreement, Buyer shall deliver to Seller evidence of the purchase by Buyer of a buyer-side representation and warranty insurance policy (the “RWI Policy”) naming Buyer as an insured party thereunder, together with evidence of the payment of the premium for such RWI Policy, and all other fees, taxes and other payments payable in connection therewith (all of which, for the avoidance of doubt, shall be the responsibility of Buyer). The RWI Policy shall provide that (a) no Person has a right to seek subrogation, indemnity or contribution from, and will not pursue any claim against, Seller or any Affiliate of Seller, and, in the event the insurer thereunder attempts to so subrogate or pursue any such claim, Buyer shall exercise its rights under the RWI Policy to disallow such subrogation or claim (the “Subrogation Waiver”), except, in each case, to the limited extent they could have liability in respect of Fraud and (b) Seller is a third party beneficiary of such Subrogation Waiver. From and after the Closing, Buyer shall not (and shall cause its Subsidiaries and Affiliates not to) amend or terminate the RWI Policy in any manner adverse to Seller and/or any of its Affiliates (including with respect to the Subrogation Waiver or the exclusion provisions of the RWI Policy). The cost of the RWI Policy premium and any fees associated therewith shall be covered by Buyer; provided, that Seller shall reimburse Buyer for the lesser of fifty percent (50%) of the cost of the RWI Policy or One Million U.S. Dollars ($1,000,000).

Section 7.16      Employee Relations and Benefits.

(a)            Buyer shall, or shall cause an Affiliate or a third-party commercial support partner to, make an offer of employment, effective on the Closing Date, to each Employee (including each Employee who is absent due to being on Employee Leave) set forth on Schedule XI, with only such changes to Schedule XI before the Closing Date as may be mutually agreed in writing between Buyer and Seller, with such offers of employment to (i) include an annual base salary or hourly wage rate, as applicable, and annual cash incentive opportunity that is at least equal to the annual base salary or hourly wage rate and annual cash incentive opportunity applicable to such Employee as of immediately prior to the Closing Date and other compensation opportunities and eligibility for benefits, in each case, no less favorable in the aggregate than those other compensation opportunities and benefits eligibility in effect for similarly situated employees of Buyer as of immediately prior to the Closing Date (a “Qualifying Offer”) and (ii) be effective immediately upon the applicable Employee Transfer Date; provided, that any offer of employment to an Employee who is not actively at work on the Closing Date due to being on Employee Leave shall be effective on the date following the Closing Date on which such Employee returns to active employment. Each such Employee who accepts such offer of employment and becomes an employee of Buyer or an Affiliate of Buyer on the applicable Employee Transfer Date shall be referred to herein as a “Transferred Employee”.

(b)            Prior to the Closing Date, Seller shall provide Buyer and its Affiliates and commercial third-party commercial support providers with reasonable access, upon reasonable notice and at mutually agreed times, to meet with the Employees for the purpose of potentially making offers of employment or otherwise communicating with the Employees in connection with such offers of employment described in Section 7.16(a); provided, that not less than two (2) Business Days prior to any such meeting or communication being delivered to Employees, Buyer shall deliver to Seller any written material to be presented, provided or delivered for Seller’s approval, such approval not to be unreasonably delayed or withheld. The Parties further agree to coordinate in good faith with respect to the making of offers to the applicable Employees to minimize any disruption in the Business in connection with the employment offer process contemplated by this Section 7.16.

(c)            Subject to each Transferred Employee’s at-will employment status and Buyer’s (or, as applicable, Buyer’s Affiliate’s) right to terminate any Transferred Employee at any time with or without cause or notice, for a period of not less than twelve (12) months following the Closing Date, Buyer shall, or shall cause its Affiliate or third-party commercial support partner to, provide each Transferred Employee who continues employment with Buyer or its Affiliates with the compensation and benefits set forth in the Qualifying Offer for such Transferred Employee.

(d)            From and after the Closing, Buyer (i) shall give or cause to be given to each Transferred Employee full credit for purposes of eligibility to participate and vesting under any employee benefit plans, programs and arrangements, but not including any defined benefit pension plan benefits, provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Transferred Employee’s service with Seller, and with any predecessor employer, to the same extent recognized by Seller, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) shall credit to each Transferred Employee under the applicable vacation or paid time off program of Buyer or its Affiliates for all unused vacation or other paid time off days of such Transferred Employee that accrued on or prior to the Closing Date.

(e)            With respect to each Buyer Plan, Buyer shall (i) waive or cause to be waived for each Transferred Employee and each Transferred Employee’s dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or its Affiliates applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Transferred Employee under the terms of the comparable Benefit Plan, and (ii) use commercially reasonable efforts to give or cause to be given full credit under the Buyer Plans applicable to each Transferred Employee and each Transferred Employee’s dependents for all co-payments, deductibles, and out-of-pocket expenses under any Benefit Plan paid prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer; provided, however, that if such crediting proves unworkable for any reason, in lieu of such credit, Buyer will, within 30 days of Closing, make a one-time payment of additional compensation in the amount of $500 to each Transferred Employee who had coverage under a Seller group medical plan as of Closing.

(f)            The Parties acknowledge and agree that all provisions contained in this Section 7.16 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 7.16 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan or (ii) confer on any Transferred Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).

Article VIII
CONDITIONS TO CLOSING

Section 8.1      Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:

(a)            Stockholder Approval. Seller shall have obtained the Stockholder Approval.

(b)            Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated.

(c)            No Adverse Order. There shall be no Law or Governmental Order that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby (which, for the avoidance of doubt, shall be deemed to exclude any Law or Governmental Order pursuant to any Competition Law or foreign investment Laws other than the HSR Act or the DPA).

(d)            CFIUS Clearance. The Parties shall have obtained CFIUS Clearance.

Section 8.2      Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:

(a)            Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications contained herein relating to materiality or material adverse effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated herein. The Buyer Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b)            Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(c)            Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 8.2(a) and Section 8.2(b) as of the Closing Date.

(d)            Tax Items. Seller shall have obtained the IRS Certificate and the Form 10F (and any documents described in clause (iii) of Section 3.4(b) to the extent such documents must be obtained from a Governmental Authority).

Section 8.3      Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a)            Accuracy of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b)            Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c)            No Seller Material Adverse Effect. Since the date hereof, Seller has not experienced a Material Adverse Effect.

(d)            Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 8.3(a) and Section 8.3(b) as of the Closing Date.

(e)            Additional Conditions Precedent to Obligations of Buyer. The conditions set forth on Section 8.3(e) of the Seller Disclosure Schedule.

Section 8.4      Satisfaction of Conditions. All conditions to the obligations of Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

Section 8.5      No Frustration of Closing Conditions. Neither Buyer nor Seller shall rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was primarily caused by the failure of Buyer or Seller, as the case may be, to perform any of its respective obligations under this Agreement.

Article IX
REMEDIES

Section 9.1      Remedies. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Buyer nor Seller would have entered into this Agreement.

Article X
Indemnification

Section 10.1      Survival. Subject to the terms, conditions and limitations set forth in this Agreement, other than the Seller Fundamental Representations, the representations and warranties of the Parties contained in this Agreement shall terminate as of and shall not survive beyond the Closing. Notwithstanding the foregoing, (a) the Seller Fundamental Representations shall survive the Closing until 11:59 pm ET on the date that is sixty (60) days following the expiration of the applicable statute of limitations; (b) the covenants in this Agreement that by their terms are to be performed in whole or in part at or after the Closing shall survive in accordance with their terms; and (c) in the case of Fraud, the representations and warranties contained in this Agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted by an Indemnified Party in writing by notice to the applicable Party from whom indemnification is sought prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive, but only for purposes of the resolution of the matter covered in such notice, until finally resolved.

Section 10.2      Indemnification.

(a)            Subject to the terms, conditions and limitations set forth in this Agreement, Seller shall indemnify Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Liabilities, obligations, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of Third Party Claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (hereinafter referred to collectively as “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon or arising out of:

(i)            any inaccuracy in or breach of any of the Seller Fundamental Representations contained in Article V of this Agreement or in any certificate, instrument or other document required to be delivered pursuant to this Agreement;

(ii)            any breach by Seller of, or any failure by Seller to perform, any of its covenants or obligations under this Agreement or any other Transaction Documents;

(iii)            Fraud by Seller;

(iv)            any Excluded Asset or Excluded Liability;

(v)            to the extent not included in Excluded Liabilities, any Taxes of Seller or any Affiliate of Seller for which Buyer is liable as a transferee or successor under Law or otherwise under any requirements of applicable Law by reason of the transactions contemplated hereunder, but excluding any Transfer Taxes or Property Taxes to the extent specifically allocated to Buyer pursuant to Section 7.11(a) or Section 7.11(b); or

(vi)            any of the items set forth on Section 10.2(a)(vi) of the Seller Disclosure Schedule.

(b)            Subject to the terms, conditions and limitations set forth in this Agreement, Buyer shall indemnify Seller and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon or arising out of:

(i)            any breach by Buyer of, or any failure by Buyer to perform, any of its covenants or obligations under this Agreement;

(ii)            any Assumed Liability; or

(iii)            Fraud by Buyer.

Section 10.3      Limitations.

(a)            The aggregate amount of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to indemnification under Section 10.2(a) or Section 10.2(b), respectively, shall not exceed the amount of the Aggregate Consideration received by or payable to Seller.

(b)            The aggregate amount of all Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) and Section 10.2(a)(vi) shall not exceed $96,680,000.

(c)            Seller shall not be liable under Section 10.2(a)(vi) unless and until the aggregate Losses for which it would be liable under this Agreement exceed $4,834,000 (the “Deductible”), at which point Seller will be liable for all Damages arising out of or resulting from the applicable breach in excess of the Deductible.

(d)            Recovery by the Buyer Indemnified Parties for any Losses arising under Section 10.2(a)(i) shall be satisfied (i) first, from the insurer under the RWI Policy, (ii) then, to the extent such Losses are not covered by the RWI Policy, from Seller.

(e)            For purposes of determining (i) whether there has been a breach or inaccuracy of any representation, warranty, covenant or obligation under this Agreement, and (ii) calculating the amount of any Losses arising from such breach or inaccuracy, the representations, warranties, covenants and obligations set forth in this Agreement shall be read without regard to any materiality, material adverse effect, Material Adverse Effect or similar qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.

(f)            Neither Party shall have any Liability under this Agreement for punitive damages, except to the extent actually awarded and paid to a third party.

(g)            Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h)            Notwithstanding anything herein to the contrary, the limitations set forth in this Section 10.3 shall not apply in the event of Fraud.

(i)            Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or any of the Transactions Documents related to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.

(j)            Payments by Seller pursuant to Section 10.2(a) or by Buyer pursuant to Section 10.2(b), as applicable, in respect of any Loss shall be limited to the amount of Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by Buyer or Seller, as applicable, in respect of any such claim. If an Indemnified Party receives any payment in respect of any Losses after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable, for the amount of such payment (net of any costs, expenses or losses incurred in connection with such payment) to the extent that such amount was not already deducted from the indemnification payment made by Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable.

Section 10.4      Method of Recovery.

(a)            Direct Claims. If any Buyer Indemnified Party or Seller Indemnified Party (any such Person being an “Indemnified Party”) desires to make a claim for indemnification under Section 10.2 arising from any matter not involving a third party, such Indemnified Party shall notify Buyer (in the case of a claim by any Seller Indemnified Party) or Seller (in the case of a claim by any Buyer Indemnified Party) (in any such case, the “Indemnifying Party”) of the claim (a “Direct Claim”) in writing promptly, describing the Direct Claim in reasonable detail (to the extent known at the time) including, if known, the estimated amount or, if applicable, method of computation of the amount of such claim (all of the foregoing, the “Claim Information”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)            Third Party Claims.

(i)            If an Indemnified Party desires to make a claim for indemnification under Section 10.2 arising from a claim by a third party, such Indemnified Party shall notify the Indemnifying Party of the claim (the “Third Party Claim”) in writing promptly after receiving notice of any third party Proceeding, describing the Third Party Claim in reasonable detail (to the extent known at the time), including the Claim Information and a copy of any documentation received from the third party (the “Third Party Claim Notice”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right at such Person’s own expense to assume the control of the defense of any Third Party Claims (including, at its own expense, employment of counsel who must be reasonably satisfactory to the Indemnified Party) by providing notice to the Indemnified Party within thirty (30) days of receipt of the Third Party Claim Notice; provided, however, that in order for Seller to assume control of the defense of a Third Party Claim: (i) the Third Party Claim must not seek an injunction or other equitable relief against the Indemnified Party; and (ii) the Third Party Claim must not relate to or arise in connection with any criminal Proceeding.

(ii)            The Indemnifying Party may compromise or settle any such Third Party Claim for which the Indemnifying Party has properly assumed the defense; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party, consent to or enter into any compromise or settlement with respect to such Third Party Claim that (A) commits the Indemnified Party to take, or to forbear to take, any action, (B) does not provide for a full and complete written release by the applicable third party of the Indemnified Party or (C) would result in a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne solely by the Indemnified Party. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that (1) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (2) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable and documented out-of-pocket fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses. If the Indemnifying Party elects not to or is not permitted to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose and the Indemnified Party shall have the right but not the obligation to assume its own defense and the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered Losses. The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (x) the retention and the provision to the other Party of records and information that are reasonably relevant to such Third Party Claim and (y) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, it being understood that the out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(c)            The Parties agree that any indemnification payment shall be treated for Tax purposes as an adjustment to the Aggregate Consideration to the extent permitted by applicable Law.

Section 10.5      Exclusive Remedies. Except for (a) Fraud, (b) equitable remedies, including enforcement of Section 7.14 or (c) the Termination Fee, the respective rights of the Parties under this Article X shall be the sole and exclusive rights and remedies available to the Parties with respect to the matters set forth in this Agreement, and each of the Parties hereby absolutely agrees and covenants not to seek any remedy at law relating to the transactions contemplated by this Agreement other than pursuant to this Article X. Notwithstanding the remedies available to the Parties hereunder, the right of the Parties to pursue an action for any other remedies or relief under the Transition Services Agreement against the counterparties thereto will not be limited hereby.

Article XI
TERMINATION

Section 11.1      Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Seller and Buyer;

(b)            by Seller if the waiting period under the HSR Act has not expired or terminated by February 18, 2025 (the “HSR Termination Date”), by giving written notice to Buyer no later than ten (10) calendar days after the HSR Termination Date.

(c)            by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by eight (8) months following the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(d)            by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VIII not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Closing Cash Consideration in accordance with the terms of Article VIII, such breach has not been cured within the earlier of (i) thirty (30) days after written notification thereof by the Party seeking termination hereunder and (ii) the Termination Date, but, in each case, only as long as such other Party continues to use its reasonable best efforts to cure such breach; provided, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e)            by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party if such order, decree, ruling or other Proceeding was caused by or resulted from the failure of such Party to perform any of its obligations hereunder;

(f)            by either Seller or Buyer by giving written notice to the other Party if the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof at which such vote was taken);

(g)            by either Seller or Buyer if the Seller Board shall have made a Change of Recommendation;

(h)            by Seller at any time prior to the Termination Date, if Seller has complied with the terms of Section 7.3 in all material respects and the Seller Board authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal concurrently with the termination of this Agreement; or

(i)            by either Seller or Buyer in the event of a CFIUS Denial.

Section 11.2      Effect of Termination.

(a)            In the event that this Agreement is validly terminated in accordance with this Article XI, then, subject to Section 11.2(b), each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parties; provided, however, that subject to the terms of this Section 11.2, (a) no such termination shall (i) restrict the availability of specific performance, if any, set forth in Section 9.1 with respect to surviving obligations that are to be performed following such termination or (ii) relieve any party from liability for damages resulting from any Willful Breach and (b) the provisions of Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement in accordance with their terms. For purposes of this Section 11.2, the term “Willful Breach” means a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

(b)            In the event that

(i)            this Agreement is terminated by Seller pursuant to Section 11.1(h);

(ii)            this Agreement is terminated by either Buyer or Seller pursuant to Section 11.1(g);

(iii)            (A) this Agreement is terminated (i) by Seller pursuant to Section 11.1(b), (ii) by either Buyer or Seller pursuant to Section 11.1(c) (provided that the conditions to Closing set forth in Section 8.1(b) and Section 8.1(d) have been satisfied at the time of such termination pursuant to Section 11.1(c) and in the case of a termination by the Seller, only if at such time Buyer would not be prohibited from terminating this Agreement pursuant to Section 11.1(c)), or (iii) by Buyer pursuant to Section 11.1(d); (B) any Person has made a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination that has not been withdrawn or otherwise abandoned; and (C) within twelve (12) months after such termination, Seller enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated; or

(iv)            this Agreement is terminated by Seller pursuant to Section 11.1(b).

then, in the case of the foregoing clauses (i), (ii) and (iii), Seller shall pay Buyer a termination fee of Sixteen Million Seven Hundred Fifty-Two Thousand Dollars ($16,752,000), and in the case of the foregoing clause (iv), Seller shall pay Buyer a termination fee of One Million Dollars ($1,000,000) (any such fee, the “Termination Fee”) by wire transfer of immediately available funds to the account designated in writing by Buyer within two (2) Business Days of such termination. Seller will not be required to pay the Termination Fee more than once, and in the event that Buyer receives the One Million Dollars ($1,000,000) Termination Fee, and then later is entitled to the Sixteen Million Seven Hundred Fifty-Two Thousand Dollars ($16,752,000) Termination Fee, Seller will receive credit for the prior One Million Dollars ($1,000,000) Termination Fee, to the extent actually paid, such that only Fifteen Million Seven Hundred Fifty-Two Thousand Dollars ($15,752,000) of the subsequent Termination Fee will be payable by Seller to Buyer. Each of the Parties acknowledges that the payment of the Termination Fee, if and when payable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Subject in all respects to Buyer’s injunction, specific performance and equitable relief rights and related rights set forth in this Agreement, in the circumstances where the Termination Fee is payable, Buyer’s receipt of the Termination Fee shall be the sole and exclusive monetary damages remedy of Buyer against in respect of any breach of, or inaccuracy contained in, Seller’s covenants, agreements, representations or warranties in this Agreement or for any other loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Termination Fee, Seller will have no further liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby. While Buyer may pursue both a grant of specific performance in accordance with Section 9.1 and the payment of the Termination Fee under this Section 11.2(b), under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Termination Fee.

Article XII
MISCELLANEOUS PROVISIONS

Section 12.1      Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of Seller and Buyer.

Section 12.2      Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), so long as the sender of such email does not receive any automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

(a)	If to Seller, to:

Coherus BioSciences, Inc.
333 Twin Dolphin Drive
Redwood City, CA 94065
	Attention:	CEO
	Email:	[***]

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
	Attention:	Benjamin A. Potter; Josh Dubofsky
	Email:	Benjamin.Potter@lw.com; Josh.Dubofsky@lw.com

(b)	If to Buyer, to:

Intas Pharmaceuticals Ltd.
Corporate House, Near Sola Bridge
S.G. Highway, Thaltej,
Ahmedabad – 380054, Gujarat, India
	Attention:	C.K. Yagnik; Jayesh Shah
	Email:	[***]
[***]
[***]

with a mandated copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
	Attention:	Justin G. Truesdale;
Alexander M. Bowling
	Email:	jtruesdale@smithlaw.com;
abowling@smithlaw.com

Section 12.3      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 12.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.5      Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 12.6      No Recourse Against Non-Party Affiliates. Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, stockholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 12.7      Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)            Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 12.2 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 12.8      Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.9      Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 12.10      Entire Agreement. This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.

Section 12.11      Bulk Sales or Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

Section 12.12      Seller Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section under Article V; provided, that the relevance of the disclosure to such other Section is reasonably apparent on the face of the disclosure, and (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

Section 12.13      Time is of the Essence. The Parties hereby agree that time is of the essence with respect to each Party’s performance of its obligations under this Agreement.

Section 12.14      Mutual Drafting; Headings; Information Made Available. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Buyer or its Representatives, Seller shall be deemed to have satisfied such obligation if Seller or any of its Representatives has made such information or document continuously available (or delivered or provided such information or document) to Buyer or any of its Representatives in the virtual data room hosted by Seller from or before 5:00 p.m. U.S. Eastern Time on the second (2nd) Business Day immediately preceding the date of this Agreement through the date of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

COHERUS BIOSCIENCE, INC.

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President and Chief Executive Officer

INTAS PHARMACEUTICALS LTD.

By:	/s/ Jayesh Shah
Name:	Jayesh Shah
Title:	Executive Director